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INFORMATION REQUIRED IN PROXY STATEMENT
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Fastenal Company
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2001 Theurer Boulevard
Winona, Minnesota 55987-0978
(507) 454-5374

February 26, 2021
Dear Fellow Shareholders:
I am pleased to invite you to attend our annual meeting to be held in a virtual only format due to health and safety concerns relating to the COVID-19 pandemic, commencing at 10:00 a.m., central time, on Saturday, April 24, 2021. To access the event, please visit www.virtualshareholdermeeting.com/FAST2021. Shareholders will need to enter the control number found on their proxy card or voting instruction form. Shareholders will not be able to physically attend the annual meeting. We enjoy engaging with our shareholders in person at the annual meeting each year and if public health and safety conditions permit, we would like to resume our historic practice of meeting in person, beginning in 2022.
The following notice of annual meeting and the proxy statement describe the matters to come before the annual meeting. During the annual meeting, we will also review the activities of the past year and items of general interest about Fastenal and will be pleased to answer your questions.
This year we are again taking advantage of a Securities and Exchange Commission rule allowing us to furnish our proxy materials over the internet. If you are a shareholder who holds shares in an account with a broker (also referred to as shares held in 'street name'), you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will tell you how you can access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. If you are a shareholder whose shares are registered directly in your name with our transfer agent, Equiniti Trust Company (a 'registered shareholder'), you will continue to receive a copy of our proxy materials by mail as in previous years.
We hope that you will be able to virtually attend the annual meeting. Whether or not you plan to log into the meeting, your vote is important and we encourage you to vote by completing and returning the enclosed proxy promptly.

Sincerely,

Willard D. Oberton
Chair of the Board

FASTENAL COMPANY

Notice of Annual Meeting of Shareholders

DATE & TIME	Saturday, April 24, 2021 at 10:00 a.m. (central time)

PLACE	Virtual Meeting Format Live Webcast at: www.virtualshareholdermeeting.com/FAST2021

ITEMS OF BUSINESS	1. The election of a board of directors consisting of nine members to serve until the next regular meeting of shareholders or until their successors have been duly elected and qualified.
2. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021.
3. An advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this proxy statement.
4. The transaction of such other business as may properly be brought before the annual meeting.

RECORD DATE	You may vote at the annual meeting if you were a shareholder of record at the close of business on February 24, 2021.

VOTING BY PROXY
YOUR VOTE IS IMPORTANT – Your proxy is important to ensure a quorum at the annual meeting. Even if you own only a few shares, and whether or not you plan to log into the meeting, please follow the instructions you received to vote your shares as soon as possible to ensure that your shares are represented at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 24, 2021: The notice, proxy statement, and 2020 annual report are available at www.proxyvote.com.

By Order of the Board of Directors,

John J. Milek
Vice President General Counsel
Winona, Minnesota
February 26, 2021

PROXY STATEMENT
Proxies are being solicited by the board of directors of Fastenal Company (hereinafter referred to as Fastenal or by terms such as the company, we, our, or us) for use in connection with the annual meeting to be held in virtual meeting format only on Saturday, April 24, 2021, commencing at 10:00 a.m., central time, and at any adjournments thereof. The mailing address of our principal executive office is 2001 Theurer Boulevard, Winona, Minnesota 55987-0978 and our telephone number is (507) 454-5374. The mailing of this proxy statement and our board of directors' form of proxy to shareholders whose shares are registered directly in their names with our transfer agent ('registered shareholders') will commence on or about March 15, 2021. The mailing of the notice regarding availability of proxy materials to our shareholders who hold shares in accounts with brokers (also referred to as shares held in 'street name') will commence on or about the same date.

General information about the meeting and voting	2

Proposal #1 – Election of directors	5

Corporate governance and director compensation	8

Proposal #2 – Ratification of appointment of independent registered public accounting firm	16

Audit and related matters	16

Proposal #3 – An advisory vote on a non-binding resolution to approve the compensation of our named executive officers disclosed in this proxy statement	18

Executive compensation	19

Security ownership of principal shareholders and management	36

Additional matters	38

Householding	38

Deadlines for receipt of shareholder proposals and nominations for the 2022 annual meeting	39

GENERAL INFORMATION ABOUT THE MEETING AND VOTING
What am I voting on?
These are the proposals scheduled to be voted on at the annual meeting:
•Election of all nine directors ('Proposal #1');
•Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021 ('Proposal #2'); and
•Adoption of a resolution approving, on an advisory, non-binding basis, the compensation of certain of our executive officers ('Proposal #3').
Who is entitled to vote?
The common stock of Fastenal, par value $.01 per share, is our only authorized and issued voting security. At the close of business on February 24, 2021, there were 574,341,239 shares of common stock issued and outstanding, each of which is entitled to one vote. Only shareholders of record at the close of business on February 24, 2021 will be entitled to vote at the annual meeting or any adjournments thereof.
What constitutes a quorum?
The presence at the virtual annual meeting, or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on the record date will constitute a quorum for the transaction of business at the meeting.
How many votes are required to approve each proposal?
Election of Directors
As is the case this year, where the number of nominees does not exceed the number of directors to be elected, directors are elected under a majority voting standard. This means that each director must receive more votes for his or her election than votes against in order to be elected. If an incumbent director fails to receive a sufficient number of votes to be elected, he or she must promptly offer to resign, and the nominating committee will make a recommendation on the resignation offer and the board must accept or reject the offer within 90 days and publicly disclose its decision and rationale. Shareholders do not have the right to cumulate their votes in the election of directors.
Ratification of Independent Registered Public Accounting Firm
The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for approval of Proposal #2.
Approval of Executive Compensation
The vote to approve our executive compensation is advisory and not binding on our board of directors. However, our board will consider our shareholders to have approved our executive compensation if the number of votes 'FOR' Proposal #3 exceeds the number of votes 'AGAINST' Proposal #3.
How are votes counted?
You may vote 'FOR', 'AGAINST' or 'ABSTAIN' on each proposal. Abstentions will be counted as present for purposes of determining the existence of a quorum. If you abstain from voting on any proposal other than the election of directors or the approval of executive compensation, it has the same effect as a vote against the proposal. An abstention will not have any effect on the outcome of the election of directors or on the approval of executive compensation. If you sign and submit a proxy card without voting instructions, your shares will be voted 'FOR' each director nominee, and 'FOR' or 'AGAINST' any other proposal as recommended by the board.
What is a broker non-vote?
If shareholders do not give their brokers instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on 'routine' matters, such as Proposal #2, but not on 'non-routine' proposals, such as Proposals #1 and #3. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a 'broker non-vote'. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers will be counted as present for the purpose of determining whether there is a quorum at the annual meeting, but will not be counted or deemed to be present in person or by proxy and entitled to vote for the purpose of determining whether our shareholders have approved that matter.

How does the board recommend that I vote?
Fastenal's board recommends that you vote your shares:
•'FOR' each of the nominees to the board named in this proxy statement;
•'FOR' the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021; and
•'FOR' the adoption of a resolution approving, on an advisory, non-binding basis, the compensation of certain of our executive officers.
How do I vote my shares without attending the annual meeting?
Registered Shareholders
If you are a registered shareholder, you may vote without attending the annual meeting by telephone, over the internet, or by mail as described below. To vote:
•By telephone: (1) on a touch-tone telephone call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 12:00 p.m., eastern time, on April 23, 2021, (2) have your proxy card available, and (3) follow the instructions provided;
•Over the internet: (1) go to www.proxyvote.com, 24 hours a day, seven days a week, until 12:00 p.m., eastern time, on April 23, 2021, (2) have your proxy card available, and (3) follow the instructions provided; or
•By mail: (1) mark, date, and sign the enclosed proxy card, and (2) return the proxy card in the enclosed postage-paid envelope to Fastenal Company, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You should sign your name exactly as it appears on the proxy card. If you are signing the proxy card in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.
Shares held jointly by two or more registered shareholders may be voted by any joint owner, unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.
Shares Held in Street Name
If you hold your shares in street name, you will receive a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. As noted above, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote.
Shares Held in the Fastenal Company and Subsidiaries 401(k) and Employee Stock Ownership Plan ('401(k) plan')
If you participate in our 401(k) plan and have investments in the Fastenal stock fund, you will receive instructions from the trustee of the plan that you must follow in order for shares attributable to your account to be voted. The trustee will vote shares for which no directions have been timely received, and shares not credited to any participant's account, in proportion to votes cast by participants who have timely responded.
How do I vote my shares at the virtual annual meeting?
If you are a registered shareholder and prefer to vote your shares online at the virtual annual meeting, you will need the control number found on your Notice of Internet Availability, your proxy card, or the instructions that accompany your proxy materials to participate virtually in the annual meeting and vote your shares electronically at www.virtualshareholdermeeting.com/FAST2021 (the 'Annual Meeting Website'). Shares attributable to your account in our 401(k) plan may not be voted by you at the virtual annual meeting and you must follow the instructions provided by your broker for any shares held in street name to be able to participate and vote at the virtual annual meeting. We encourage you to vote in advance by telephone, over the internet, or by mail so that your vote will be counted if you later decide not to attend the meeting.
If you lose your control number or are not a shareholder at the close of business on February 24, 2021, you will be able to attend the meeting by visiting the Annual Meeting Website and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares or submit a question during the meeting.
You may log into the Annual Meeting Website beginning at 9:45 a.m. central time on April 24, 2021. The annual meeting will begin promptly at 10:00 a.m. central time on April 24, 2021. If you experience any technical difficulties during the meeting, a toll-free number will be available on our virtual shareholder meeting site for assistance.

You may submit a question during the meeting on the Annual Meeting Website after logging in with your control number. We intend to answer all questions submitted during the meeting in accordance with the Rules of Conduct of the Annual Meeting (available on the Annual Meeting Website) as time permits.
If you are not able to attend the virtual annual meeting, a recorded version of the meeting will be available on https://investor.fastenal.com/events.cfm.
How do I change my vote?
If you are a registered shareholder, you may revoke your proxy prior to the annual meeting by mailing a later dated proxy or by submitting a subsequent proxy by telephone or over the internet at any time before the applicable deadline noted above. Attendance at the virtual meeting itself will not revoke a previously granted proxy unless written notice of the revocation or subsequent proxy is revoked as described in the previous sentence or, by delivering to an officer of Fastenal a written notice of termination of the proxy's authority at any time prior to the virtual meeting. If you hold your shares in street name or through our 401(k) plan and wish to change your vote, you should follow the instructions received from your broker or the trustee of the plan.
* * * * * * * * * *

PROPOSAL #1—ELECTION OF DIRECTORS
Nominees and Required Vote
Our bylaws provide that our business will be managed by or under the direction of a board of directors of not less than five nor more than twelve directors. Within this range, the exact number of directors is fixed from time to time by the board of directors. The board currently consists of eleven members. However, Willard D. Oberton, who is our current chair of the board, informed the company in December 2020 that he will be retiring from service on the board effective immediately following the annual meeting and will, accordingly, not stand for re-election at the annual meeting. In addition, in accordance with the director age-limitation policy adopted by the board in 2012 (which is described under 'Corporate Governance and Director Compensation - Director Nomination Process' below), one of our directors, Michael J. Dolan, will also be retiring from service on the board effective immediately after the annual meeting and will, accordingly, not stand for re-election at the annual meeting. In light of these retirements, the board has determined to fix the number of directors to be elected at the annual meeting at nine. Each director will be elected at the annual meeting for a term that expires at the next regular shareholders' meeting and will hold office for the term for which he or she was elected or until a successor is elected and qualified.
Each of the nominees named below is a current director of Fastenal and has indicated a willingness to be named in this proxy statement and to serve as a director for the ensuing year. Each of the nominees has been previously elected by our shareholders, with the exception of Hsenghung Sam Hsu, who was appointed as director by our board of directors effective August 6, 2020. Mr. Hsu was recommended by an individual personally known to an existing member of our board of directors. Our nominating committee followed the director nomination process described below and our board determined that Mr. Hsu met the established criteria and is qualified for election to the board. Proxies solicited by the board of directors will, unless otherwise directed, be voted to elect the nine nominees named below to constitute the entire board. Notwithstanding the foregoing, in case any such nominee is not a candidate at the annual meeting of shareholders for any reason, the proxies named in the enclosed proxy card may vote for a substitute nominee in their discretion.
The following table sets forth certain information as to each director standing for election at the annual meeting.

						Committee Memberships
Name	Age	Director Since	Principal Occupation	Board (1)	Independent	Audit (2)	Comp- ensation	Nom- inating
Scott A. Satterlee	52	2009	Retired President of North America Surface Transportation Division, C.H. Robinson Worldwide, Inc.	Chair	X		Chair
Michael J. Ancius	56	2009	Vice President and Chief Financial Officer, A.L.M. Holding Company	X	X	Chair		X
Stephen L. Eastman	56	2015	President of the Aftermarket, Parts, Garments, and Accessories Division, Polaris Inc.	X	X		X	X
Daniel L. Florness	57	2016	President and Chief Executive Officer of Fastenal Company	X
Rita J. Heise	64	2012	Self-Employed Business Consultant, Retired Corporate Vice President and Chief Information Officer, Cargill, Incorporated	X	X	X		Chair
Hsenghung Sam Hsu	51	2020	Executive Vice President of Strategic Planning, Ecolab Inc.	X	X	X
Daniel L. Johnson	57	2016	President and Chief Executive Officer, M.A. Mortenson Company	X	X		X	X
Nicholas J. Lundquist	63	2019	Retired Senior Executive Vice President - Operations of Fastenal Company	X
Reyne K. Wisecup	58	2000	Senior Executive Vice President - Human Resources of Fastenal Company	X
Number of 2020 meetings				4	2	6	5	2
(1)    Immediately following the annual meeting, Mr. Satterlee will serve as chair of the board. Throughout 2020 and until April 24, 2021, Mr. Oberton served as chair.
(2)    On February 9, 2021, Mr. Ancius began serving as chair of our audit committee. Throughout 2020 and until February 8, 2021, Mr. Dolan served as chair.

Director Qualifications
Fastenal's board of directors is comprised of a diverse group of individuals of varying backgrounds and experiences. Our management directors bring important internal insights and perspective developed during their years of experience in operations and administration at the company. They provide direct-line feedback for the people-centered culture that has played a major role in the company's success. Our independent directors contribute a variety of expertise derived from their backgrounds in the areas of entrepreneurial leadership, strategic planning, multi-location sales and marketing, manufacturing, distribution, logistics, commercial construction, international market development, information technology, publicly-held company reporting, professional administration, investor relations, risk management, and accounting.
The board believes each of the nominees possesses the experience, skills, and attributes to serve on the company's board of directors, and collectively contribute to its ongoing success.
Mr. Scott A. Satterlee will serve as chair of the board following our 2021 annual meeting. He retired in January 2016 as president of the North America Surface Transportation Division of C.H. Robinson Worldwide, Inc., a position he held since December 2014. He served as a senior vice president of transportation of that company from December 2007 through December 2014, and a vice president of transportation of that company from early 2002 through December 2007. C.H. Robinson is a publicly-held global provider of transportation and logistics services headquartered in Eden Prairie, Minnesota. As an executive officer of C.H. Robinson, Mr. Satterlee was responsible for a portion of its worldwide operations with duties that included oversight of a decentralized network of offices, each with local and global account relationships. Additionally, Mr. Satterlee helped develop and oversee implementation of network compensation plans for C.H. Robinson, and was accountable for expanding operations into portions of South America, Europe, and Asia. Mr. Satterlee also serves on the non-profit board of the Crohn's and Colitis Foundation's Rocky Mountain Chapter. He brings multi-location operational, compensation, and international business development experience to the board, all consistent with our company's strategic focus, which also provides the experience needed to chair the company's compensation committee.
Mr. Satterlee attended 100% of the general meetings of the board in 2020, as well as 100% of the compensation committee meetings in 2020.
Mr. Michael J. Ancius serves as the vice president and chief financial officer of A.L.M. Holding Company, and he began working for the company in June 2017. A.L.M. Holding Company is a privately-held construction and energy company headquartered in Onalaska, Wisconsin. From 1997 to June 2017, Mr. Ancius was the director of strategic planning, financing, and taxation of Kwik Trip, Inc., a privately-held multi-location convenience store chain headquartered in La Crosse, Wisconsin. Prior to 1997, Mr. Ancius was a senior manager with the certified public accounting firm of RSM US LLP for ten years, where he specialized in taxation. His background in strategic planning, board operations, capital markets, capital structures and valuations, insurance risk management, development of compensation strategies, taxation, and financial and accounting matters contributes a unique set of skills to the board. Additionally, his experience with taxation and financial accounting matters brings beneficial insight to chair the company's audit committee.
Mr. Ancius attended 100% of the general meetings of the board in 2020, as well as 100% of both the audit and nominating committee meetings in 2020.
Mr. Stephen L. Eastman has served as president of the aftermarket, parts, garments, and accessories division of Polaris Inc., a manufacturer and marketer of recreational vehicles with $7.0 billion in annual revenues, since August 2015. In his capacity as president, he is responsible for leading the strategic direction, product development, supply chain operations, sales, marketing, and e-commerce, of the aftermarket, parts, garments, and accessories division. From February 2012 to August 2015, he served as vice president of that same division. He has also led the integration of several aftermarket businesses including the 2016 acquisition of Transamerican Auto Parts, a vertically integrated manufacturer, distributor, retailer, and installer of off-road Jeep and truck accessories. From October 2011 to February 2012, Mr. Eastman worked as an independent business consultant. Prior to October 2011, Mr. Eastman held various managerial positions during a tenure of almost 30 years with Target Corporation, a multi-location and online retailer of consumer products, including president of Target.com from 2008 to October 2011. His background in executive and managerial leadership in multi-location consumer products companies, supply chain strategy, inventory management, e-commerce, and mergers and acquisitions integration provides valuable insight and guidance in these areas to the board. Mr. Eastman also serves on the board of directors of privately-held Specialized Bicycle Components, a designer, manufacturer, and marketer of bicycles, bicycle components, and related products, as well as the non-profit board of directors of the Boys and Girls Club of the Twin Cities.
Mr. Eastman attended 100% of the general meetings of the board in 2020, as well as 100% of both the compensation and nominating committee meetings in 2020.

Mr. Daniel L. Florness has served as the company's president and chief executive officer since January 2016. He began his career at Fastenal in 1996, and served as the company's chief financial officer from June 1996 to December 2002, and as an executive vice president and the chief financial officer of the company from December 2002 to December 2015. During his time as chief financial officer, Mr. Florness' experience with the company expanded beyond finance, including leadership of product development and procurement, a portion of our manufacturing division, and, in later years, our national accounts business. In his role as president and chief executive officer, Mr. Florness provides the board with critical input on the development and implementation of high level strategies for the company and on the overall operations and resources of the company. In addition, his long prior tenure as chief financial officer makes Mr. Florness uniquely situated to provide the board with in-depth insight into the company's financial planning, internal controls, and regulatory compliance. Mr. Florness also serves on the board of directors of H.B. Fuller, a publicly-held company in the global adhesives market, and is on the board of trustees of Gundersen Health System, an integrated health care system primarily located in Wisconsin, as well as Iowa and Minnesota. Additionally, he has served on the boards of various community organizations.
Mr. Florness attended 100% of the general meetings of the board in 2020.
Ms. Rita J. Heise retired in December 2011 as corporate vice president and chief information officer of Cargill, Incorporated, an international producer and marketer of food, agricultural, financial and industrial products and services, and one of the largest privately-owned companies in the world. In her capacity as the chief information officer, she was responsible for Cargill's information technology worldwide. While at Cargill, she also served as a platform leader providing executive leadership for the agriculture horizon, animal nutrition, and salt/de-icing businesses and was a member of the business transformation and process improvement leadership teams. Prior to joining Cargill, Ms. Heise was the chief information officer for the aerospace business of Honeywell International Inc. and for Honeywell's Europe, Middle East, and Africa operations. During her 25 years at Honeywell, she worked on business integrations, process improvement teams, and mergers and acquisitions; led various information technology assignments; and held positions in supply chain, operations, customer service, and distribution. Ms. Heise previously served on the board of Blue Cross Blue Shield of Minnesota (BCBSMN), a non-profit health services company, where she also served as chair of the board. She previously served on the board of Adventium Labs, a privately-held systems engineering and cybersecurity company, and Curtiss Wright Corporation, a publicly-held engineering company specializing in providing high-tech, critical-function products, systems, and services to the commercial, industrial, defense and power markets. Her information technology background, combined with a diverse operations background, offers the board valuable insight on ways for Fastenal to maximize the use of advancing technologies in marketing, operations, and distribution, and to effectively manage cyber security risks. Additionally, Ms. Heise's diverse business background provides the experience to chair the company's nominating committee.
Ms. Heise attended 100% of the general meetings of the board in 2020, as well as 100% of both the audit and nominating committee meetings in 2020.
Mr. Hsenghung Sam Hsu is Executive Vice President of Strategic Planning for Ecolab Inc., a global leader in water, hygiene, and infection prevention solutions and services, headquartered in St. Paul, MN, where he has led corporate strategy and various business initiatives since January 2016. He has held various other positions with Ecolab since 1996, most recently serving as Executive Vice President/Senior Vice President, Global Services Business Sector from 2012 to January 2016. Prior to his service with Ecolab, Mr. Hsu was employed with Merrill Lynch Asset Management and the Ministry of Health in Taiwan, where he was born. His background in global business management, strategic planning, corporate governance, finance, treasury and capital markets, business-to-business sales and marketing, mergers and acquisitions, digital transformation, developing high-performing teams, and new business developments, provides valuable insight and guidance in these areas to the board. Mr. Hsu previously served as chair of the board of directors for the Children’s Theatre Company in Minneapolis, served on the board of directors for the American Composers Forum, served as chair on the Food, Agriculture and Beverage committee for the American Chamber of Commerce in Shanghai, served on the board of directors of the Chinese Institute of Food Science and Technology, and was executive director of the board for the China Health Inspection Association.
Mr. Hsu attended 100% of the general meetings of the board in 2020, as well as 100% of the audit committee meetings in 2020, that were held during his term of service on the board.
Mr. Daniel L. Johnson is president and chief executive officer of M. A. Mortenson Company, a family-owned commercial, energy, and infrastructure construction company that provides construction-related contracting, development, and program management services throughout North America. Mortenson employs more than 6,500 team members and generates in excess of $4.5 billion of annual revenues. Before assuming his current role as president and chief executive officer in January 2017, Mr. Johnson served as president of Mortenson from January 2015 to December 2016 and as chief operating officer of Mortenson from 2008 to December 2014. Prior to that, he held various leadership and managerial positions with Mortenson since joining that company in 1986. Non-residential construction customers have historically represented a meaningful portion of Fastenal's sales, and Mr. Johnson's background in executive and managerial leadership of a major construction company provides the board with valuable insight into and guidance regarding this important sector of Fastenal's business. Mr. Johnson also serves on several non-profit and industry boards including the Greater MSP, the Crohn's and Colitis Foundation of America, the ACE Mentor Program, and the North Dakota State University College of Engineering.
Mr. Johnson attended 100% of the general meetings of the board in 2020, as well as 100% of both the compensation and nominating committee meetings in 2020.
Mr. Nicholas L. Lundquist served as the company’s senior executive vice president – operations from December 2016 through January 2020, when he retired from that position. He began his business career with Fastenal in March 1979, serving in various distribution and sales leadership roles of increasing responsibility until being promoted to executive vice president and chief operating officer in December 2002, a position he held until November 2007. He served as one of our executive vice presidents – sales from November 2007 through July 2012 and as our executive vice president – operations from July 2012 through December 2016. Mr. Lundquist’s professional career grew from within Fastenal as he successfully worked, managed, and provided leadership to many of the departments and disciplines integral to the company's growth and financial success. Mr. Lundquist’s varied experience with the company, including his long tenure in senior sales and operational management roles, gives the board deeper insight into the company’s people centered culture, as well as its sales channels, distribution operations, product and supplier development, and supply chain. His career path epitomizes our ‘promote from within’ philosophy which is a cornerstone of Fastenal's culture.
Mr. Lundquist attended 100% of the general meetings of the board in 2020.
Ms. Reyne K. Wisecup serves as the company's senior executive vice president – human resources. She began her career at Fastenal in 1988, and served in various operational and administrative areas until being named human resources director in April 1997. In April 2002, she was promoted to vice president of employee development, a position she held until November 2007 when she was named executive vice president – human resources. In December 2016, Ms. Wisecup was promoted to senior executive vice president – human resources. In her capacity as senior executive vice president – human resources, Ms. Wisecup manages the company's human resources department which includes human relations, payroll, benefits, diversity and compliance, general insurance, legal, and the Fastenal School of Business. Because we credit much of our success to our 'people centered' decentralized structure, relying upon the entrepreneurial motivation and creative energy of our employees, Ms. Wisecup provides a very helpful direct link between the employees and the board which aids the board in shaping employee relations. Her career path also epitomizes the 'promote from within' philosophy.
Ms. Wisecup attended 100% of the general meetings of the board in 2020.
None of the above nominees is related to any other nominee or to any of our executive officers.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
THE ELECTION OF EACH OF THE ABOVE NOMINEES
* * * * * * * * * *
CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION
Director Independence
Our board of directors has determined that none of Mr. Oberton, Mr. Ancius, Mr. Dolan, Mr. Eastman, Ms. Heise, Mr. Hsu, Mr. Jackson, Mr. Johnson, or Mr. Satterlee has any relationships that would interfere with the exercise by such person of independent judgment in the carrying out of his or her responsibilities as a director and that each such individual is an independent director under the listing standards of the Nasdaq Stock Market (herein referred to as 'independent directors'). Our board of directors also determined that Darren R. Jackson, who served as director for a portion of the last fiscal year but did not stand for re-election at last year's annual meeting, was an independent director under the listing standards of the Nasdaq Stock Market. The independent directors constitute a majority of our board of directors and a majority of the nominees for the office of director. In making the board's independence determination, the members of the board were aware of and considered various transactions between Fastenal and companies in or with respect to which certain of our directors have equity interests or serve as directors, officers, or employees. Those transactions consisted of the purchase of products by such companies from Fastenal in the ordinary course of business and on terms available to comparable unrelated customers in similar circumstances, and the purchase by Fastenal of products or services from such companies in the ordinary course of business on terms negotiated on an arm's-length basis. None of our directors were in any way directly involved with any of these transactions.
Board Oversight of Risk
The board of directors recognizes that, although risk management is a primary responsibility of the company's management, the board plays a critical role in oversight of risk. The board, in order to more specifically carry out this responsibility, has assigned the audit committee the primary duty to periodically review the company's policies and practices with respect to risk assessment and risk management, including discussing with management the company's major risk exposures and the steps that have been taken to monitor and control those exposures. Those risks include company, industry, and general economic risks, such as risks related to cyber security incidents, all as further identified in our annual report. The compensation committee has been assigned the duty to assess the impact of the company's compensation programs on risk and recommend to the board of directors the adoption of any policies deemed necessary or advisable in order to mitigate compensation related risks. Information on the compensation committee's involvement in risk assessment and management as they relate to compensation programs is provided below under 'Executive Compensation-Compensation Discussion and Analysis.' Each committee reports to the board ensuring the board's full involvement in carrying out its responsibility for risk management.
The board's oversight role in this area has not affected its leadership structure, largely because of the level of direct communication between various members of senior management and the board and its committees.
Board Leadership Structure and Committee Membership
Mr. Oberton has been the chair of the board of the company since April 2014, and served as chief executive officer from December 2002 through December 2014, when he retired from that position, and again on an interim basis from July 2015 through December 2015. Upon the election of Mr. Florness as chief executive officer of the company effective January 1, 2016, the roles of chair and chief executive officer were separated. However, separation of the two offices is not mandated by any corporate governance guidelines of the company and continued separation of the roles will depend upon specific circumstances and the experience and background of the company's leadership.
After Mr. Oberton provided notice to the board of his retirement in December 2020, the board determined that Mr. Satterlee will become chair of the board of directors effective immediately following the annual meeting upon being re-elected by our shareholders at the annual meeting. When the decision to separate the roles of chair and chief executive officer was made in January 2016, the board believed that Mr. Oberton could serve as the primary liaison between senior management and the independent directors and would provide strategic input and leadership to our executive officers given his experience as the former chief executive officer and as a board member for over twenty years. Upon considering the proper leadership structure of the board after Mr. Oberton’s retirement, the board considered the benefits of having two individuals as the principal executive officer and the chair of the board that it experienced over the last several years and determined that it made sense to continue to separate the roles of chair and chief executive officer.
The board evaluated the skills of the current board members to determine an appropriate successor to Mr. Oberton and determined that Mr. Satterlee would be well suited for this role, given that he has served as a director of the company for more than a decade and has high level executive experience gained as a former executive at C.H. Robinson. The board believes that these attributes will serve the board well and it is expected that Mr. Satterlee will lead the executive sessions of the independent directors focused on a spontaneous agenda developed by directors to address the most critical issues. The board anticipates that Mr. Satterlee will continue to assure that those sessions remain effective forums for promoting open and candid discussion among the independent directors regarding issues of importance to the company.
During 2020 we had three standing board committees, consisting of an audit committee, a compensation committee, and a nominating committee. The members of these committees during 2020, and the number of meetings held by the full board, by the independent members of the board, and by each committee during 2020, are detailed in the table under 'Nominees and Required Vote' above. Each incumbent director attended more than 75% of the aggregate number of meetings in 2020 of the board and the various committees on which he or she served that were held during his or her term of service on the board.
Corporate Social Responsibility
Fastenal has always been committed to understanding and exceeding the expectations of our employees, customers, suppliers, and shareholders. We have also had significant and favorable impacts over time on the communities in which we operate. As stakeholder expectations change and evolve, including around matters of corporate social responsibility ('CSR'), we are committed to changing and evolving with them. We have a strong foundation upon which to do so, including investing in infrastructure and innovation, trusting and empowering our employees, supporting local communities in which our employees work and live, embracing a frugal approach to our business and resources, and managing a business model designed specifically to reduce resource consumption.
Environmental
To engage with Fastenal is to utilize tools, such as vending devices, digital bins, and vendor managed inventory replenishment programs. These tools illuminate usage data, demonstrably lower consumption, and reduce the need for safety stock. It is to move products on one of the most efficient distribution fleets in the industry. It is to lean on a team of purchasing, planning, and product quality professionals, located to achieve on-the-ground access to global suppliers; thereby, providing an efficient, safe, and ethical global supply chain. Fastenal’s value proposition is to reduce the total consumption of resources in our customers' supply chain. We believe our growth directly contributes to, among other things, improved environmental efficiency and resiliency in global supply chains.

We are taking, and will continue to take, steps to reduce our own environmental footprint. In 2020, we began to document Scope 1 and Scope 2 emissions, filed a Carbon Disclosure Project (CDP) report, and enrolled in the Environmental Protection Agency’s SmartWay initiative. In 2020, we piloted a program of utilizing two electric powered 26' straight (or box) trucks in our fleet in southern California, and based on those results, intend to expand the use of electric vehicles in our California fleet in 2021. We plan to fit two buildings with solar power in 2021, one currently under construction and another recently expanded.
Social
We believe in the unique humanness of people, and that no one group has a monopoly on talent or desire. We believe everyone has the ability to learn, change, and contribute to the success of our organization and, by extension, our society. We believe our greatest social impact begins with the 20,000-plus members of the Blue Team. We seek people that embody our cultural values of Ambition, Integrity, Innovation, and Teamwork, ask them to join, and work to give them a reason to stay. We provide training so people can improve their skills and increase their value. We trust people to take risks and make independent decisions in an entrepreneurial environment to build confidence. We most greatly value our own talent, and reward success by passionately promoting from within. Through these beliefs, we empower our human capital.
Achieving these goals includes a commitment to developing a diverse workforce and inclusive relationships in all of our endeavors. This forms the foundation to compete within the global business environment and provide our employees with expanded and enhanced opportunities throughout the world. To further this, our processes for hiring, promoting, and compensating are by design simple, visible, objective and regularly reviewed for effectiveness. This has produced considerable growth in recent years in the diversity of our workforce, which is at least as good as, if not better, than the markets in which we compete and the labor pools from which we attract employees.
Our impact on the communities in which we operate derives from being a 'local' supply chain partner, where our customers, our operations, and our employees are part of the fabric. The greatest contribution we believe we can make is to serve our customers and create opportunities for our employees within these communities. We challenge our employees to conduct themselves ethically and develop themselves, develop their teams, and promote from within. We also ask them to operate with a frugal mindset of 'if I don’t waste something today, we will have more resources to solve a problem tomorrow'. We believe these principles of trust, empowerment, and professional development foster a civic-mindedness that benefits the communities in which our people live. This manifests through corporate programs, such as our annual BK5K charitable runs and our athletic uniform program, Blue Team Sports, as well as in the myriad donations of time and resources committed by our employees.
Our employee-centric culture is more than just a process. It is how we support each other. The Fastenal School of Business provided over 800,000 training sessions in 2020 on subjects ranging from computer cybersecurity to safety protocols to product knowledge to sales to leadership, providing each employee the opportunity for self-improvement. We ensure a safe workplace, with the Experience Modification Rate ('EMR'), a widely tracked workplace health and safety measure. Our EMR benchmark is 55% better than that of similar companies in our industry, indicating below-average workplace health and safety risks. This commitment has been evident in our response to COVID, when we quickly instituted safety protocols and provided both full-time and part-time employees with additional sick leave in 2020 and 2021 to manage complications related to the pandemic. We support best practices outside of our company with our Supplier Diversity Program, a program designed to facilitate purchases with small and/or diverse businesses by creating close, long-term relationships that strengthen our supply chain, and with a Supply Chain Compliance team that engages directly with global suppliers to ensure ethical business and labor practices.
Governance
Board composition and governance highlights:
•Our roles of board chair and CEO are split;
•Our current board chair is independent, as is our director nominee for board chair;
•Eight of our 11 directors are independent, as are six of our nine director nominees;
•Three of our 11 directors are diverse, as are three of our nine director nominees;
•The board has three committees: compensation, nominating, and audit. The charters of each of these committees can be viewed on Fastenal’s investor website;
•All committees of our board are composed exclusively of independent directors;
•Director participation in board and committee meetings was 100% in 2020;
•We have always included diverse candidates when considering candidates for our board of directors, and we adopted a “Rooney Rule” provision, as discussed in the 'Director Nomination Process' below, to assure stakeholders of our commitment;
•A full slate of director nominees is submitted to shareholders annually; and
•Our company has one class of shares.

Fastenal’s board of directors serves as a prudent fiduciary for shareholders and oversees management of our business and resources. As such, the full board has primary responsibility for corporate governance, and sets high standards for the company's employees, officers, and directors. Among its priorities are company responsibility, human capital management, and sustainability. We have a strong commitment to being an ethical and responsible company acting with integrity and respect for each other, our customers and suppliers, our communities and the environment.
On matters of enterprise risk, including financial, operational, competitive, compliance, cybersecurity, reputational, and environmental, social and governance ('ESG') matters, the full board has primary oversight responsibility. This includes steps to monitor, manage, and mitigate such risks. Our standing committees support the board by addressing specific matters involving enterprise risk that relate to their respective areas of oversight.
Other Board and Corporate Governance Matters
Communications with the Board
All interested parties, including our shareholders, may contact our board of directors by e-mail addressed to bod@fastenal.com. Registered or beneficial owners of our common stock should identify themselves in their e-mails as shareholders of the company. The executive assistant to our board of directors periodically reviews such e-mails and forwards communications from our shareholders, and communications from other interested parties requiring board attention, to the chair of the board. The executive assistant will not forward communications received which are unrelated to the duties and responsibilities of our board of directors, including, without limitation, junk mail, mass mailings, business solicitations, routine customer service concerns, new product or service suggestions, and opinion surveys. The executive assistant will forward communications received which are unrelated to the responsibilities of our board to the appropriate members of management, with the exception of junk mail or other mass mailings.
Board Attendance at Annual Meeting
We have no formal policy regarding attendance by directors at our annual meeting, although most of our directors have historically attended this meeting. We held our last annual meeting virtually due to the COVID-19 pandemic, and each individual serving as director of the company at that time attended our virtual meeting through online participation.
CEO Succession Matters
Our compensation committee reviews and discusses with our board of directors succession plans for the chief executive officer and our other executive officers. The company has historically utilized a philosophy of 'promoting from within' our organization from a diverse selection of qualified internal candidates and will continue to promote a diverse pipeline for executive management, viewing continuity in culture and experience with our organization as paramount considerations when evaluating potential senior leadership. Any such internal search may or may not include female and racially and/or ethnically diverse candidates, depending on whether any such candidates meet the paramount considerations set forth above at the time the opportunity is available. However, should the board of directors decide to seek or engage a third party search firm to solicit a chief executive officer from outside the company, any initial list of outside chief executive officer candidates would include female and racially and/or ethnically diverse candidates.
Anti-hedging Policies
Our directors and Section 16 officers are prohibited from hedging our stock, either directly or indirectly. Prohibited transactions include the purchase by a director or Section 16 officer of financial instruments, including without limitation, prepaid variable forward contracts, instruments for short sale or purchase or sale of call or put options, equity swaps, collars or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any of our securities.
Audit Committee
Our audit committee currently consists of four directors, each of whom is an independent director, although Mr. Dolan will not be standing for re-election at the annual meeting and after the annual meeting, the audit committee will consist of three directors. Our board of directors has determined that Mr. Dolan, Mr. Ancius, and Mr. Hsu are 'audit committee financial experts' under the rules of the SEC.
The audit committee is responsible for overseeing our management and independent registered public accounting firm as to corporate accounting, financial reporting, internal controls, audit matters, and corporate risk management, and has the authority to:
•Select, evaluate, compensate, and replace our independent registered public accounting firm;
•Pre-approve services to be provided by our independent registered public accounting firm;

•Review and discuss with our management and independent registered public accounting firm our interim and audited annual financial statements, and recommend to our board whether the audited annual financial statements should be included in our annual report on Form 10-K;
•Discuss with our management earnings press releases and other published financial information or guidance;
•Review and discuss with management our major risk exposures and the steps that management has taken to monitor and control such exposures;
•Monitor the activities and performance of our internal auditors and our independent registered public accounting firm;
•Monitor the independence of our independent registered public accounting firm;
•Oversee our internal compliance programs;
•Review related person transactions for potential conflict-of-interest situations; and
•Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal controls, or auditing matters.
Our audit committee operates under a written charter originally adopted by our board of directors in June 2000 and most recently amended in January 2018. The audit committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Governance page of the Investor Relations section of our website at www.fastenal.com.
Related Person Transaction Approval Policy
In January 2007, our board of directors adopted a formal written related person transaction approval policy, which sets out our policies and procedures for the review, approval, or ratification of 'related person transactions'. For these purposes, a 'related person' is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy is reviewed periodically to determine if any amendments are needed.
This policy applies to any financial transaction, arrangement, or relationship or any series of similar financial transactions, arrangements, or relationships in which Fastenal is a participant and in which a related person has a direct or indirect interest, other than the following:
•Payment of compensation by Fastenal to a related person for the related person's service in the capacity or capacities that give rise to the person's status as a 'related person';
•Transactions available to all employees or all shareholders on the same terms;
•Purchases of products from Fastenal in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in Fastenal's filings with the SEC; and
•Transactions, which when aggregated with the amount of all other transactions between the related person and Fastenal, involve less than $120,000 in a year.
Our audit committee is required to approve any related person transaction subject to this policy before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it must be brought to the audit committee for ratification, amendment, or rescission. The chair of our audit committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the audit committee, provided that any action by the chair must be reported to our audit committee at its next regularly scheduled meeting.
Our audit committee will analyze the following factors, in addition to any other factors the members of the audit committee deem appropriate, in determining whether to approve a related person transaction:
•Whether the terms are fair to Fastenal;
•Whether the transaction is material to Fastenal;
•The role the related person has played in arranging the related person transaction;
•The structure of the related person transaction; and
•The interests of all related persons in the related person transaction.
Our audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon Fastenal and the related person following certain procedures designated by the audit committee.
Transactions with Related Persons
There were no related person transactions during 2020 required to be reported in this proxy statement.

Compensation Committee
Our compensation committee was appointed by our board of directors to discharge the board's responsibilities relating to compensation of Fastenal's executive officers and to oversee and advise the board on the adoption of policies that govern our compensation and benefit programs. Our compensation committee currently consists of four directors, each of whom qualifies as an independent director, although Mr. Dolan will not be standing for re-election at the annual meeting and after the annual meeting, the compensation committee will consist of three directors.
Our compensation committee has the authority to:
•Evaluate our chief executive officer's performance, and determine and approve all elements of our chief executive officer's compensation;
•Review the evaluations of the performance of our other executive officers, and approve all elements of their compensation;
•Approve incentive plan goals for executive officers, review actual performance against goals, and approve plan awards;
•Recommend to the board stock ownership guidelines for executive officers and non-employee directors and monitor compliance with guidelines that are established;
•Review and discuss with the board succession plans for the CEO and other executive officers;
•Review our compensation programs for management employees and directors, and make recommendations to our board concerning the adoption or amendment of compensation plans, including equity-based compensation plans;
•Review and approve all changes in Fastenal's benefit plans which could result in material changes in costs or the benefit levels provided;
•Review our compensation policies and practices as they relate to risk management practices and risk-taking incentives, and recommend to the board of directors the adoption of policies to mitigate risks arising from compensation policies and practices;
•Oversee the process by which the company conducts advisory shareholder votes regarding compensation matters;
•Review and discuss with management our Compensation Discussion and Analysis and recommend to our board the inclusion of the Compensation Discussion and Analysis in Fastenal's annual proxy statement; and
•Prepare a report of the compensation committee as required by the rules of the SEC to be included in Fastenal's annual proxy statement.
Our compensation committee may delegate to our chief executive officer the authority, within pre-existing guidelines established by the compensation committee, to approve awards of equity-based compensation under established plans to employees other than executive officers. Our chief executive officer may be present during deliberations of the compensation committee on the compensation of our other executive officers (but not his own) and may provide input at the request of the compensation committee on that compensation. However, he may not vote on executive compensation.
Our compensation committee operates under a written charter originally adopted by our board of directors in February 2007, and most recently amended in October 2018. The compensation committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Governance page of the Investor Relations section of our website at www.fastenal.com.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has ever been an officer or employee of Fastenal. During 2020, no executive officer of Fastenal served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that had any of its executive officers serving as a member of our board of directors or compensation committee.
Compensation of Our Directors
Our compensation committee makes recommendations regarding director compensation to the full board and the board makes the final decision regarding director compensation after consideration of such recommendations. All of our directors, including our chief executive officer, participated in the deliberations of the board regarding director compensation for 2020.
In January 2020, each of our non-employee directors received an annual retainer of $85,000 and each of our employee directors received an annual retainer of $42,500 for his or her services as a director, except that Mr. Hsu, who was elected to the board effective August 6, 2020, received a retainer of $21,250 (or 25% of a full year's non-employee director retainer) upon his election. In addition, in 2020, the chair of the audit committee received an annual retainer of $25,000, the chair of the compensation committee received an annual retainer of $15,000, and the chair of the nominating committee received an annual retainer of $10,000. During 2020, each of our non-employee directors, other than Mr. Oberton, also received $4,000 for attendance at each regular or special meeting of the board and each committee meeting. Mr. Oberton received a monthly retainer of $20,000 in lieu of meeting attendance fees. In addition, each of our non-employee directors was entitled to be reimbursed for reasonable expenses incurred by such non-employee director in the performance of his or her services as a director or committee member, including reasonable expenses of attendance at board and committee meetings. The Fastenal Company Non-Employee Director Stock Option Plan permits our non-employee directors to elect to receive awards of options to acquire shares of our common stock in lieu of some or all of the annual cash retainer payments that the director would otherwise be entitled to receive for service on the board.
On April 24, 2020, we announced a decision to reduce certain director fees for May, June, and July of 2020 and certain executive compensation as further described below under 'Executive Compensation' as a result of uncertainty within the global economy due to the impact of the coronavirus pandemic. However, after further evaluation of the actual financial impact and our results of operations during the second quarter of 2020, our compensation committee and board of directors decided to rescind this suspension. As a result, both director fees and executive compensation for 2020 were paid as previously disclosed for 2020, and our directors received compensation in accordance with the disclosure set forth above.
The following table sets forth information with respect to the 2020 compensation for each of our directors, in their capacity as directors, other than any of our directors who are named executive officers (as defined below in 'Proposal #3 – An Advisory Vote on a Non-binding Resolution to Approve the Compensation of our Named Executive Officers Disclosed in this Proxy Statement'). The compensation of our named executive officers, in their capacity as directors and executive officers of Fastenal, is set out in the Summary Compensation Table under 'Executive Compensation-Summary of Compensation' later in this document.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Willard D. Oberton	325,000	—	—	—	—	—	325,000
Michael J. Ancius	146,000	—	—	—	—	—	146,000
Michael J. Dolan	178,000	—	—	—	—	—	178,000
Stephen L. Eastman	137,000	—	—	—	—	—	137,000
Rita J. Heise	57,000	—	85,000	—	—	—	142,000
Hsenghung Sam Hsu	29,250	—	—	—	—	—	29,250
Darren R. Jackson	70,500	—	—	—	—	—	70,500
Daniel L. Johnson	137,000	—	—	—	—	—	137,000
Nicholas J. Lundquist	101,000	—	—	—	—	—	101,000
Scott A. Satterlee	59,000	—	85,000	—	—	—	144,000
(1)Ms. Heise and Mr. Satterlee elected to receive option awards in lieu of $85,000 in annual cash retainer payments, pursuant to the Fastenal Company Non-Employee Director Stock Option Plan.
(2)The amounts reported in this option awards column represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ('FASB') ASC Topic 718 of option awards that our non-employee directors elected to receive during the fiscal year pursuant to the Fastenal Company Non-Employee Director Stock Option Plan in lieu of annual cash retainer payments. The number of shares subject to each option award was determined by dividing (i) the portion of the annual retainer amount that each director would have otherwise received in cash on the grant date of the option by (ii) the Black-Scholes value as of the grant date of each share subject to the option award and rounding to the nearest whole number. We calculated the grant date fair value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2020 annual report on Form 10-K. As of December 31, 2020, our non-employee directors held outstanding (and unexercised) stock option awards as follows: Mr. Ancius - 8,474; Ms. Heise - 44,770; Mr. Johnson - 8,474; and Mr. Satterlee - 30,626.
Effective January 2021, the board reduced the annual retainers paid to Mr. Oberton and Mr. Dolan, who will not be standing for re-election as directors at the annual meeting, to $42,500 (or approximately one-half of a full year’s retainer). The board also approved a monthly retainer to be paid to Mr. Satterlee, in lieu of meeting attendance fees, of $10,000 per month beginning in May 2021, following his election as chair. Mr. Oberton will continue receiving a monthly retainer of $20,000 in lieu of meeting attendance fees through April 2021. All other elements of director compensation remain unchanged from those in effect during 2020.

Nominating Committee
Our nominating committee assists the board in maintaining effective governance of the company by identifying and recommending to the board appropriate candidates to serve as directors of the company and periodically assessing the composition of our board. Our nominating committee consists of four directors, each of whom qualifies as an independent director.
Our nominating committee has the authority to:
•Periodically review the composition, skills, and qualifications of members of the board and recommend any changes to the board in its size or composition;
•Engage in succession planning for the chair of the board and other board members;
•Identify, evaluate, recruit, and recommend to the board candidates to fill any vacant or newly created board positions;
•Recommend to the board candidates for election as directors at the annual shareholders meeting;
•Consider any resignations tendered by directors and recommend appropriate action to the board in response; and
•Regularly review its performance and the adequacy of its charter.
Our nominating committee operates under a written charter adopted in April 2012 and most recently amended in January 2020. The nominating committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Governance page of the Investor Relations section of our website at www.fastenal.com.
Director Nomination Process
Our nominating committee believes the following qualifications, skills, and attributes are necessary for the company's directors:
•Integrity, intelligence, good judgment, ambition, and innovation;
•Loyalty to our company and concern for its success and welfare;
•The ability and willingness to apply sound and independent judgment;
•An awareness of a director's vital part in our good corporate citizenship;
•Time available for meetings and consultation on company matters;
•The commitment to serve as a director for a reasonable period of time; and
•The willingness to assume the fiduciary responsibilities of a director.
In selecting and evaluating director candidates, the nominating committee also considers an individual's business, employment and educational background, leadership experience in business or administrative activities, breadth of knowledge about issues affecting our company, and ability to contribute complementary expertise to board or committee activities.
The board has an 'age-limitation' policy relating to service on the board. The policy provides that no person can be nominated by the board for election by the shareholders of the company to the board, or appointed by the directors of the company to fill any vacancy on the board, during any year if such person is 72 years of age or older on January 1st of such year. Under this policy, Mr. Michael J. Dolan will not be eligible to stand for re-election at the 2021 annual meeting of shareholders.
When selecting and evaluating director nominees, our board seeks a diversity of perspectives, backgrounds, and life experiences. The nominating committee is mindful of the board's view in this regard in discharging its responsibilities.
If, after consultation with the full board and members of management to determine the needs of the company for new directors, the nominating committee decides to recommend the addition of one or more directors, or if a vacancy occurs on the board that the nominating committee determines should be filled, the process described below will be followed by the nominating committee:
•With input from the chair of the board, it will initiate the search for director candidates;
•Identify an initial slate of candidates for consideration which shall include female and racially and/or ethnically diverse candidates (and any third party search firms requested to furnish an initial slate will be asked to include such candidates), which is known as the 'Rooney Rule';
•Conduct inquiries into the background and qualifications of identified candidates;
•Determine those candidates who should be interviewed and conduct the interviews;
•Approve a candidate for recommendation to the board; and
•Seek board endorsement of the recommended candidate for election by our shareholders or board appointment of the recommended candidate to fill a vacancy or a newly created board position between shareholder meetings.

Our nominating committee has the authority to retain search firms to assist in identifying and evaluating director candidates, as well as any other advisors as the nominating committee determines necessary to carry out its duties. Fastenal is required to provide appropriate funding, as determined by our nominating committee, for payment of compensation to any search firm or other advisors so employed by the nominating committee.
Our nominating committee will consider director candidates recommended by our shareholders. Shareholders may recommend candidates by sending an e-mail to nominate@fastenal.com or by writing to Nominating Committee, Fastenal Company, 2001 Theurer Boulevard, Winona, Minnesota 55987 and providing that candidate's name, biographical data, and qualifications. Shareholders may also nominate director candidates directly if they comply with our bylaws. See 'Deadlines for Receipt of Shareholder Proposals and Nominations for the 2022 Annual Meeting' below. Candidates recommended by our shareholders will be evaluated in the same manner as other candidates.
Annual Board Evaluations
Our nominating committee reviews the composition, skills and qualifications of the individual members of our board of directors on an annual basis, and reports to the board of directors regarding suggested changes in size or composition of the board of directors and any succession planning for the chair of the board and other board members.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 (the 'Exchange Act') requires our directors and officers to file initial reports of share ownership and reports of changes in share ownership with the SEC. Our directors and officers are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and officers, all Section 16(a) filing requirements were met for 2020, except that (i) a Form 3 submitted on August 18, 2020, for Hsenghung Sam Hsu, which did not involve any transactions, was filed two days late due to technical difficulties with obtaining his EDGAR codes and (ii) a Form 4 for Darren R. Jackson (whose board service ended on April 25, 2020) relating to one transaction, was filed late via a Form 5 submission on January 28, 2021.
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PROPOSAL #2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2021. While it is not required to do so, the audit committee is submitting the selection of KPMG LLP for ratification by our shareholders in order to ascertain the view of our shareholders. If the selection is not ratified, the audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021.
A representative of KPMG LLP will attend the virtual annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the virtual meeting.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
RATIFICATION OF THE SELECTION OF KPMG LLP AS FASTENAL'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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AUDIT AND RELATED MATTERS
Audit Committee Report
As noted earlier, our audit committee oversees the company's financial accounting and reporting processes and systems of internal controls. In performing its oversight function, our audit committee relies upon advice and information received from Fastenal's management and independent registered public accounting firm.
In that regard, our audit committee has reviewed and discussed with both the management of the company and representatives of our independent registered public accounting firm our audited consolidated financial statements for 2020, as well as management's assessment of the effectiveness of our internal controls over financial reporting. Management represented to our audit committee as part of those discussions that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Our audit committee also discussed with our internal auditors and representatives of our independent registered public accounting firm the overall scope and plans for their respective audits. Our audit committee met with the internal auditors and representatives of our independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting.
Our audit committee further discussed with representatives of our independent registered public accounting firm the matters required to be discussed with audit committees by the applicable requirements of the Public Company Accounting Oversight Board's standards and the SEC. Our audit committee also received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm's communications with the audit committee concerning independence, and discussed with representatives of our independent registered public accounting firm the independence of that firm.
Based on the review and discussions referred to above, our audit committee recommended to our board of directors that our audited financial statements for 2020 be included in our 2020 annual report on Form 10-K for filing with the SEC.

Michael J. Dolan (Chair through February 8, 2021)	Michael J. Ancius (Chair beginning February 9, 2021)	Rita J. Heise	Hsenghung Sam Hsu
Members of the Audit Committee
Audit and Related Fees
In connection with the audit of our 2020 and 2019 consolidated financial statements, we entered into engagement letters with KPMG LLP which set forth the terms by which KPMG LLP agreed to perform audit services for us.
The following table presents fees billed, or expected to be billed, by our independent registered public accounting firm for professional services, in the years indicated, by category, as described in the notes to the table.

	2020	2019
Audit fees
Consolidated audit fees (1)	$937,000	$882,000
Statutory audit fees (2)	—	1,585
	937,000	883,585
Audit-related fees (3)	25,000	24,500
Total	$962,000	$908,085
(1)Aggregate fees for professional services rendered by our independent registered public accounting firm for the audit of Fastenal's annual consolidated financial statements, audit of internal control over financial reporting, and review of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q.
(2)Aggregate fees for statutory audit services related to our Panama and Latin America operations.
(3)Aggregate fees billed for audit-related services related to our 401(k) plan.
Independence of Principal Accountant
Our audit committee has considered whether, and has determined that, the provision of the services described above was compatible with maintaining the independence of our independent registered public accounting firm.
Pre-Approval of Services
The Sarbanes-Oxley Act of 2002 and the rules of the SEC regarding auditor independence require the pre-approval by our audit committee or pursuant to pre-approval policies and procedures established by our audit committee of audit and non-audit services provided to us by our principal accountant. There is an exception for de minimis non-audit services which may, under certain circumstances, be approved retroactively. Our audit committee has granted to its chair, the authority to pre-approve the provision of audit and non-audit services, provided that he reports any such pre-approvals to the audit committee at its next scheduled meeting. All of the services were pre-approved in accordance with our pre-approval policy, and none of the services provided to us by our independent registered public accounting firm in 2020 or 2019 were approved retroactively pursuant to the exception to the pre-approval requirements for de minimis non-audit services described above.
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PROPOSAL #3 – AN ADVISORY VOTE ON A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT
Our compensation committee has described our compensation philosophy in the Compensation Discussion and Analysis contained in this proxy statement. Shareholders are encouraged to read the Compensation Discussion and Analysis which also discusses how our compensation programs implement our compensation philosophy, as well as the Summary Compensation Table and other related tables and narrative disclosure which describe the compensation of all individuals who served as our chief executive officer or our chief financial officer during any part of 2020 and the other three most highly compensated executive officers of Fastenal in 2020 who were serving as executive officers at the end of 2020 (our 'named executive officers') set forth under 'Executive Compensation' below. The compensation committee and the board of directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving our compensation goals and that the compensation of our executive officers in 2020 reflects and supports these compensation policies and procedures.
As required pursuant to Section 14A of the Exchange Act, shareholders are being asked to vote on the following resolution:
RESOLVED, the shareholders of Fastenal Company approve, on an advisory basis, the compensation of the company's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and related disclosures contained in the section of the proxy statement for the 2021 Annual Meeting of Shareholders captioned 'Executive Compensation'.
This advisory vote on executive compensation, commonly referred to as a 'say-on-pay' advisory vote, is not binding on our board of directors. However, the board and compensation committee will take into account the results of the vote when determining future executive compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
* * * * * * * * * *

EXECUTIVE COMPENSATION
Compensation Committee Report
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the compensation committee's review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our 2020 annual report on Form 10-K.

Scott A. Satterlee (Chair)	Michael J. Dolan (Member through April 24, 2021)	Stephen L. Eastman	Daniel L. Johnson
Members of the Compensation Committee
Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis provides information about the fiscal 2020 compensation programs for our named executive officers, who, in 2020, were:
•Mr. Daniel L. Florness, President and Chief Executive Officer
•Mr. Holden Lewis, Executive Vice President and Chief Financial Officer
•Mr. Terry M. Owen, Senior Executive Vice President - Sales Operations
•Mr. Jeffery M. Watts, Executive Vice President - International Sales
•Ms. Reyne K. Wisecup, Senior Executive Vice President - Human Resources
We believe compensation programs are most effective when they are fair, simple, transparent, designed to motivate employees to take prudent entrepreneurial risk to achieve company goals, and paid as close to the time the goals are achieved as is possible. Our primary objective is to structure compensation so as to ensure that a significant portion is directly tied to achievement of financial and operational goals and other factors that impact shareholder value. Consistent with this philosophy, our compensation program for executive officers incorporates features such as the following:
•Annual base salaries are generally below the market median;
•Quarterly cash incentive opportunities based on growth in pre-tax or net earnings are typically above the market median;
•Long-term incentives are provided annually in the form of stock options with extended (generally five to eight year) vesting periods, and are not limited to senior executives;
•No discounted or reload stock option awards are permitted, and the re-pricing of stock options is prohibited;
•The vesting of stock option awards is accelerated in connection with a change in control only if the awards are neither assumed nor replaced by the surviving entity in the change in control transaction;
•Stock ownership guidelines for our executive officers;
•Retirement and health and welfare plans in which executive officers participate are the same as those generally available to all U.S. employees;
•No perquisites are provided; and
•There are no employment, severance, or change in control agreements with any employees, including executive officers.
The base salaries for Mr. Florness, Mr. Owen, and Mr. Watts were increased in 2020 in recognition of their continued growth, performance, and experience in their roles. The base salaries for our other named executive officers for 2020 were unchanged from those in effect at the end of 2019.
Our company pays our executive officers cash incentive bonuses each quarter if we exceed 100% of pre-tax earnings (or, for the chief financial officer, net earnings) for the comparable quarter of the previous year. This cash incentive plan is very clear and simple, in that cash incentive bonuses are paid as a percentage of earnings in excess of the minimum targeted amounts. Our payouts are calculated on a quarterly basis, and the quarterly minimum targets are discussed in greater detail in the section titled 'Quarterly Incentives' below. An additional bonus program was in effect for 2020 and is described under '2020 Incentive Program' below.

The table below sets out certain financial information for the company for each of the past three years and includes our actual annual pre-tax earnings and net earnings on a company-wide basis and an annualized calculation of our minimum target pre-tax earnings and net earnings on a company-wide basis. As noted above, bonuses for our executive officers are determined and paid out on a quarterly basis; however, we felt an annualized depiction would more clearly illustrate the philosophy underlying the bonus component of our compensation program.

	2020	% change	2019	% change	2018	% change
Net sales	$5,647,403,000	5.9%	$5,333,730,000	7.4%	$4,965,116,000	13.1%
Pre-tax earnings	1,132,686,000	8.5%	1,043,661,000	5.7%	987,016,000	13.0%
Pre-tax percent of sales	20.1%		19.6%		19.9%
Net earnings	$859,063,000	8.6%	$790,893,000	5.2%	$751,886,000	29.9%
Pre-tax earnings minimum target (1)	$1,043,661,000		$987,016,000		$873,080,000
Actual pre-tax earnings less the
minimum target	$89,025,000		$56,645,000		$113,936,000
Net earnings minimum target (1)	$790,893,000		$751,886,000		$578,601,000
Actual net earnings less the
minimum target (2)	$68,170,000		$39,007,000		$173,285,000
(1)Pre-tax and net earnings targets were calculated as 100% of the prior year's actual pre-tax or net earnings.
(2)In calculating Mr. Lewis' bonuses for the second and third quarters of 2019, which are based on net earnings, the actual net earnings for such quarters in 2018 were adjusted to exclude the impact of the one-time tax benefit of accelerated depreciation for vending equipment, maintenance, and repairs that resulted from the Tax Cuts and Jobs Act (the 'Tax Act'). In addition, the bonuses for the fourth quarter of 2017 and each quarter of 2018 for Mr. Lewis were modified to give effect to the unanticipated positive impact of the Tax Act on net earnings.
Stock option grants were made in 2020 to all of our named executive officers.
On April 24, 2020, we announced a decision to reduce certain director fees for May, June, and July of 2020 and certain executive compensation as a result of uncertainty within the global economy due to the impact of the coronavirus pandemic. We decided to suspend performance bonus programs, including cash incentive bonuses, to employees above certain compensation levels, including the named executive officers, during the second quarter of 2020. However, after further evaluation of the actual financial impact and our results of operations during the second quarter of 2020, our compensation committee and board of directors decided to rescind this suspension, and our executive compensation programs operated in the same manner as we disclosed in our proxy statement for our last annual meeting for 2020 and as further described in more detail below under '2020 Incentive Program'.
In deciding to continue our existing executive compensation practices in 2020 in a manner largely consistent with 2019, our compensation committee took into account the fact that the holders of approximately 94% of the shares voted at our 2020 annual meeting of shareholders approved, on an advisory basis, the compensation of our named executive officers in 2019 as disclosed in the proxy statement for the 2020 annual meeting.
Mitigation of Compensation-Related Risk
The company's compensation committee, in concert with management, has examined the company's compensation policies, plans, and practices to determine if they create incentives or encourage behavior that is reasonably likely to have a material adverse effect on the company. In conducting this examination, the compensation committee and management have reviewed the company's compensation plans and programs, including incentive bonus and equity award plans, and evaluated the impact of such plans and programs in terms of business risk and the mitigating controls in place to manage those risks. Such controls include:
•Approval by our board of directors and the compensation committee of significant compensation plans and programs;
•Oversight by the compensation committee of compensation plans and programs for executive management employees, including approval of incentive plan goals, review of actual performance against goals, and approval of award payouts;
•Regular scrutiny of performance and compliance with policies and procedures by senior executive managers responsible for specific business areas;
•Ongoing monitoring of specific asset areas by regional finance managers, and by internal audit and finance department personnel;

•The design of our executive cash incentive arrangements, which (i) by focusing on quarterly growth in profits, provides executives with the immediate feedback necessary to take prompt action to correct unacceptable financial results and the motivation to take such action, and (ii) by using actual profits in current periods, rather than projected profits, as the basis for setting the minimum performance targets in future periods, reduces the incentive to manipulate results, as any overstated profits, giving rise to increased bonuses, in one year would result in overstated minimum targets, giving rise to reduced bonuses, in the next year; and
•Longer than typical vesting periods for equity-based compensation that encourage long-term perspectives among employees.
Because of the controls in place, we have concluded that there are no unmitigated risks created by the company's compensation policies, plans and practices that create incentives or encourage behavior that are reasonably likely to have a material adverse effect on the company.
Underlying Philosophy
Equitable Treatment and Entrepreneurial Culture
Companies succeed to the extent that all persons in the organization pursue a common goal. Fastenal's goal is simple - Growth through Customer Service®. We keep everyone focused on this common goal by treating everyone fairly and equitably. We believe all of our people are 'key people' in the achievement of our success and that belief is reflected in our compensation system. By striving for fair and equitable treatment for all employees, everyone can stay focused on the common goal of growing our business by serving the customer.
Equitable treatment does not mean equal compensation. Compensation will be fair, but not the same for everyone, if it is based on an employee's knowledge and responsibilities, the difficulty of the task being performed by the employee, and the leadership requirements of the employee's position. The reward system must be designed to keep everyone focused on our common goal, yet developed in such a manner so as to mitigate unnecessary risk taking. With this in mind, our compensation program is designed to be simple, understandable, and transparent to all.
We are a decentralized company with decisions made by those closest to our customer. We minimize central planning as we believe it stifles the creativity of our people and because it is, quite frankly, too slow. To mitigate and control risk, we teach our employees to make decisions within the framework of the company goal - Growth through Customer Service. This structure has been developed from the ground up, not top down, and it continues to change as needed to meet customer needs, hence focusing on 'growing the business'.
To best achieve success, we expect and encourage our people to take entrepreneurial risk. People are hired because of their entrepreneurial attitudes and we encourage and reward this important mindset. We think of our business as being approximately 3,200 highly orchestrated local businesses working in concert. Our organization is structured to serve our customers and achieve Growth through Customer Service. The highly motivated entrepreneurs running each of our in-market locations make the daily decisions needed to serve our customers and to make themselves and the company successful, and those decisions directly impact the compensation of the individuals who make them. Our compensation system fosters entrepreneurship and progress toward our common goal of profitable growth by making the growth of our sales or profits a key element of the payment formula for most bonuses. The feeling of ownership, propelled by our compensation programs, is an important characteristic that drives our success.
Our people are motivated by the knowledge that if they work hard and demonstrate their creativity and contribute to our success, the opportunities are significant. Incentive compensation, quickly paid, is an important part of the reward structure in our company.
Simplicity, Transparency, and Immediacy
We believe that compensation programs are most effective if they are simple, concise, and openly communicated. In that regard, we do not have an elaborate compensation system with many different components, and the few elements of our compensation system are simple and easy for our employees - the people we need to motivate to achieve our success - and our shareholders to understand. We believe that a more complex compensation system would risk distracting our employees from the common goal of profitably growing our business. In addition, we have systems in place that let our employees know, on a daily basis, how their business is performing compared to other businesses within our organization and how that performance impacts their compensation.

We pay cash bonuses as close as we can to the time when the work is performed and results are achieved. Generally, we pay bonuses for performance achievement on a monthly or quarterly basis. We don't wait until the end of the year, or several years. We believe that quick payment of cash bonuses serves to motivate our people and limit business risk. In our line of business, undue risk manifests itself quickly in unacceptable financial results, and our compensation system is designed to ensure that unacceptable financial results are immediately reflected in our peoples' compensation so as to provide them with the feedback and motivation necessary to take prompt corrective action. Our entrepreneurial environment, where actions are rewarded and penalized, means our people immediately feel the effects of their decisions.
Compensation Program Goals and Objectives
Our goals and objectives in designing our compensation programs for all employees, including our executive officers, are to have programs that:
•Align the interests of our employees with those of our shareholders;
•Are simple, understandable, and transparent;
•Are reasonable, fair and equitable, to both the employees and shareholders;
•Reflect compensation differences based on position and responsibility, providing more variable and contingent compensation to those with greater responsibilities;
•Pay bonuses quickly; and
•Achieve overall compensation levels that are sufficiently competitive to retain, attract, and motivate all employees, and reflect their responsibilities.
Our compensation programs are designed to reward:
•Achievement of stated goals, targets, and superior results necessary to profitably grow our business;
•A focus on Growth through Customer Service;
•An entrepreneurial mindset;
•Personal growth and assumption of additional responsibilities; and
•Prudent management of business risk.
We do not use the services of outside consultants to establish or monitor our compensation programs.
How Employees are Compensated
Approximately 72% of our employees interface directly with customers on a daily basis. Our goal with respect to compensation of these employees is simple: a significant portion of their pay should be based on how well they have grown their piece of the business and served our customers. Typical pay arrangements provide a base amount paid periodically during the month, along with a major opportunity to earn bonus amounts, paid monthly, based on growth in sales, gross profit achieved, the opening of new accounts, increase in sales to active accounts, prudent management of inventory levels, and collections of accounts receivable. We believe our combination and mix of base and bonus pay motivates our people to high levels of individual and company success, as the goals and objectives have been repeatedly demonstrated to be achievable with superior effort.
Of the remaining approximately 28% of our employees, many are similarly compensated for their contribution to attaining predetermined departmental or project and cost containment goals, most focused on either customer service or better execution of company-wide activities. In these cases, the incentives are paid as soon as possible upon attainment of the goal. Again, the goals and objectives are clearly communicated and the resources for success are provided.
Because we believe the growth in the company's stock value should be the reward for achieving long-term success consistent with being an owner, we have a stock option plan. Since certain of our foreign employees are unable to receive stock options due to legal restrictions, we also have a stock appreciation rights plan for those foreign employees. Stock appreciation rights granted under that plan are settled in cash. All of our employees are eligible to receive stock option grants or stock appreciation rights.
We believe our combination of short and long-term rewards and incentives has proven successful as reflected in our historic performance and acceptable levels of employee retention and turnover.
Management's Role in Setting Executive Compensation
Management plays an important role in our executive compensation setting process. The most significant aspects of management's role are:
•Evaluating employee performance;
•Recommending business performance targets and objectives; and

•Recommending salary levels and option awards.
While the ultimate decisions regarding executive compensation are made by the compensation committee, our chief executive officer worked with our compensation committee in 2020 in establishing the agenda and discussion surrounding executive compensation. During this process, the chief executive officer was asked to provide:
•The background information regarding our strategic objectives;
•His evaluation of the performance of our other executive officers; and
•Compensation recommendations as to other executive officers.
In setting the compensation level for our chief executive officer for 2020, the compensation committee asked for and received input from him about what was reasonable and fair, yet challenging, in terms of setting performance goals. We respect our chief executive officer's knowledge of our business and industry; however, the final determination as to the compensation of our chief executive officer was made by the compensation committee after careful consideration of numerous factors.
Change in Control Arrangements
We have no employment, severance, or change in control agreements with any of our executive officers. Our stock option plan provides that if the company is not the surviving or acquiring corporation in the event of a merger or similar transaction, then the vesting and exercisability of outstanding stock options will be accelerated only if the surviving or acquiring corporation does not assume or replace the outstanding options. The vesting and exercisability of outstanding options will also be accelerated in the event of a dissolution or liquidation of the company. The change in control provisions in our stock option plan are designed to ensure maximum flexibility for the company in the event of a merger or similar transaction, in that we can provide for the continuation of options if that is more attractive to potential acquiring companies or can provide for acceleration of vesting of options if we believe doing so would facilitate retention of critical employees during acquisition discussions, would better motivate management to obtain the highest price possible by aligning their interests more closely with those of our shareholders, or would otherwise benefit our shareholders and be fair to our employees.
Elements of Executive Compensation
Our executive compensation program has historically been comprised of four elements: base salary, quarterly incentives, equity-based long-term incentives, and other compensation. While all elements of our executive compensation program are intended to collectively achieve our overriding purpose of attracting, retaining, and motivating talented executives, the table below identifies the form and additional specific purposes of each element.

Compensation Component	Form of Compensation		Purpose
Base Salary	Cash	•	Compensate each named executive officer relative to individual responsibilities, experience, and performance.
		•	Provide regular cash flow not contingent on short-term variations in company performance.

Quarterly Incentives	Cash	•	Align compensation with our quarterly corporate financial performance.
		•	Reward achievement of short-term profit growth.
		•	Provide executives with a meaningful total cash compensation opportunity (base salary + quarterly bonuses).

Long-term Incentives	Stock Options	•	Encourage long-term retention.
		•	Create a long-term performance focus.
		•	Align compensation with our long-term returns to shareholders.
		•	Provide executive ownership opportunities.

Other Compensation	Benefits	•	Provide competitive retirement and health and welfare benefit plans generally available to all of our employees, including executive officers.
The philosophy and make-up of the program for compensating executives is similar to the philosophy and make-up of the programs for all other employees in that our executive incentive compensation programs are simple and transparent, and cash incentives earned by our executive officers are paid as close as possible to when the work is done. We do not have a specific policy for allocating compensation between short- and long-term components, or between cash and non-cash components. We utilize pay practices which we believe are fair and commensurate with the particular employee's level of responsibility and results achieved. We believe the aforementioned components provide a reasonable total compensation package for our executive officers.

Base Salary
Because of our desire to emphasize those elements of compensation that are performance based, our practice has generally been to set base salary levels below the market median for each executive officer. In setting these salary levels for individual executives, we consider past performance, expected performance, experience of the individual executive, historical compensation levels, and competitive pay practices at the peer group of companies identified under 'Market Competitiveness Review' below. We also consider industry conditions and the overall effectiveness of our compensation program in achieving desired performance levels. Because of our 'pay for performance' mentality, this is the only material component of executive compensation that is not tied directly to our performance.
2020 Base Salary
Our compensation committee established the base salary to be paid to each of our named executive officers for 2020 at its last meeting in 2019. The compensation committee increased the base salaries of Mr. Florness, Mr. Owen, and Mr. Watts for 2020 in recognition of their continued growth, performance, and experience in their roles. The committee otherwise maintained base compensation at levels consistent with 2019 because the committee members believed those base pay levels were reasonable and reflective of our business model and culture, which puts greater emphasis on incentive pay.
Fastenal's performance was not a factor considered by the compensation committee in setting the annual base salaries of our named executive officers for 2020.
2021 Base Salary
Our compensation committee established the base salary to be paid to each of our named executive officers for 2021 at its last meeting in 2020. The committee maintained base compensation at levels consistent with 2020 because the committee members believed those base pay levels were reasonable and reflective of our business model and culture, which puts greater emphasis on incentive pay.
Quarterly Incentives
Our executive officers are eligible for cash incentives through individual bonus arrangements based on improvements in the overall financial performance of the company and/or their respective areas of responsibility. The bonus arrangements provide our executive officers with the opportunity to earn a cash bonus for each quarter during a year when we increase our earnings above a predetermined minimum target.
The primary cash bonuses for all of our named executive officers other than our chief financial officer are based on growth in pre-tax earnings of the company and/or the officer's area of responsibility. The compensation committee selected pre-tax earnings as the appropriate metric for calculating cash bonuses for those officers because of the committee's belief that the focus of the named executive officers should be on profitability, which is the primary driver of shareholder value. The primary cash bonuses for our chief financial officer are based on growth in company-wide net earnings because his responsibilities allow him to affect our entire financial position including our tax position. The compensation committee believes that no named executive officer should earn a cash bonus under this program for a quarter unless financial performance has improved and therefore sets minimum targets for each quarter that are equal to the earnings achieved for the same quarter in the prior year. The compensation committee requires growth in earnings before any bonuses can be earned due to its belief that growth is achievable with superior effort and will generate the cash necessary to expand the company's operations in accordance with our business plans and increase shareholder value.
The payout percentage used to calculate the amount of each named executive officer's primary quarterly cash bonus reflects the officer's track record in his or her current position (i.e., newly promoted executives historically have had to prove themselves in their new positions before earning higher payout percentages) and relative ability to impact profitability.
We do not believe it is necessary for payouts under our primary executive cash incentive program to be capped, as cash bonus payments to our named executive officers are tied directly to our financial performance so that they increase only if and to the extent the company's profitability grows. We do not base the cash incentives paid to our executive officers on multiple metrics since we believe the current design of our executive bonus arrangements, along with our other controls, adequately mitigates risk and since the use of multiple metrics would not be in furtherance of our goal of keeping our compensation programs simple, understandable, and transparent, and would risk keeping our executives focused on things other than profitability, thereby depriving them of the clear feedback and motivation necessary to improve our bottom line.
Beginning in 2019, the compensation committee approved a supplemental bonus program for each named executive officer other than Mr. Florness. The supplemental bonus program, known as the ROA (Return on Assets) Plan, is intended to encourage better management of accounts receivable, inventory, and vehicles and provides cash incentive amounts on a quarterly basis for asset management improvement over the same quarter in the prior fiscal year and is described in more detail below. Beginning in 2021, the compensation committee included Mr. Florness in the ROA Plan.

2020 Incentive Program
The bonus arrangements for our named executive officers for 2020 were approved by our compensation committee at its last meeting in 2019. Consistent with prior years, the bonuses for 2020 were based on growth in pre-tax earnings or net earnings of the company and/or the officer's area of responsibility. The bonuses for each quarter were determined by applying a payout percentage to the amount by which pre-tax earnings or net earnings exceeded 100% of pre-tax earnings or net earnings for the same quarter in 2019. The compensation committee determined that the bonus formulas for each of the named executive officers for 2020 would remain unchanged from those in effect at the end of 2019, except that Mr. Florness' and Mr. Owen's bonus percentages increased in recognition of their continued growth, performance, and experience in their roles. The compensation committee otherwise maintained the bonus formulas for each other named executive officer consistent with 2019.
The specific bonus opportunities for our named executive officers are summarized in the table below. Each named executive officer's cash bonus for each quarter during 2020 was determined by applying the payout percentage listed opposite his or her name below to the amount by which pre-tax earnings or adjusted net earnings of the company and/or the officer's area of responsibility for that quarter exceeded 100% of such earnings in the same quarter of 2019 (the 'minimum target').

Name	Earnings Type	Payout Percentage
Mr. Florness	Company-wide pre-tax earnings	1.50%
Mr. Lewis	Company-wide net earnings	0.90%
Mr. Owen	Company-wide pre-tax earnings	1.00%
Mr. Watts (1)	Pre-tax earnings	2.40% / 0.35%
Ms. Wisecup	Company-wide pre-tax earnings	0.65%
(1)The bonuses for Mr. Watts were based on growth in pre-tax earnings for the geographic areas under his leadership (which are all areas outside of the United States), with the payout percentage applied to that growth of 2.40%, as well as growth in company pre-tax earnings, with the payout percentage applied to that growth of 0.35%.
The following table sets out, for each quarter in 2020, our actual and minimum target pre-tax earnings and net earnings on a company-wide basis for that quarter, in each case rounded to the nearest thousand. (As indicated above, the 'minimum target' amount in 2020 was 100% of such earnings in the same quarter of 2019.)

2020	Actual Pre-tax Earnings	Minimum Target Pre-tax Earnings	Actual Net Earnings	Minimum Target Net Earnings
First quarter	$269,227,000	$257,467,000	$202,614,000	$194,103,000
Second quarter	313,651,000	271,378,000	238,854,000	204,593,000
Third quarter	287,610,000	278,351,000	221,483,000	213,488,000
Fourth quarter	262,198,000	236,465,000	196,113,000	178,708,000

During 2020, the approximate percentage of the actual and minimum pre-tax earnings of the company attributable to our operations in the geographic area under Mr. Watts' leadership was 12%.
As noted above, the ROA Plan, which is designed to encourage careful management of assets, namely accounts receivable, inventories, and pick-up trucks, for 2020 was approved by the compensation committee for our named executives officers, other than Mr. Florness. Quarterly bonuses would be payable pursuant to the ROA Plan if a specified level of improvement in asset management relative to the comparable prior year quarter was achieved. Improvement in asset management was assessed using a two-quarter average of total assets divided by the trailing 12-month net sales, which we refer to as the 'performance percentage.' If the performance percentage when compared to the prior year benchmark showed improvement at a level specified in the table below, the named executive officer would receive the corresponding bonus amount.

Improvement Amount Exceeded	Bonus Payout
150 basis points	$15,000
100 basis points (but less than 150 basis points)	$10,000
50 basis points (but less than 100 basis points)	$5,000

In addition, for each whole percentage improvement (e.g., 41.0%, 40.0%, 39.0%, etc.) a $10,000 bonus would be payable for the quarter when the new whole percentage threshold was first achieved. We achieved improvement and paid bonus amounts to our named executive officers, other than Mr. Florness, pursuant to the ROA Plan for each quarter in fiscal 2020 as follows:

2020	Improvement Amount Exceeded	Bonus Payout
First quarter	50 basis points (but less than 100 basis points)	$5,000
Second quarter	50 basis points (but less than 100 basis points)	5,000
Third quarter	100 basis points (but less than 150 basis points)	10,000
Fourth quarter	150 basis points	15,000
Fourth quarter	Whole percentage improvement (41.0% and 40.0%)	20,000
Total		$55,000

2021 Incentive Program
The bonus arrangements for our named executive officers for 2021 were approved by our compensation committee at its last meeting in 2020. The bonus plans for our named executive officers for 2021 are unchanged from our 2020 bonus plans, except that Mr. Watts' bonus percentage paid on company-wide pre-tax earnings growth decreased due to a planned modification related to continued growth in our international business. Mr. Watt's bonus percentage on pre-tax earnings growth for his geographic area of responsibilities remained unchanged from 2020.
Long-term Incentives
We tie a portion of our employee compensation to the market price of Fastenal's common stock by granting stock options pursuant to our stock option plan. The equity-based incentives that can be granted under that plan are limited to stock options in an effort to further our goal of keeping our compensation system simple and easy to understand, and because stock options deliver value to our employees only if our shareholders realize appreciation in the value of their shares held over the same period.
Due to legal restrictions, we are unable to grant options under our stock option plan to certain of our foreign employees. As a result, those employees (none of whom are executive officers) are instead eligible to receive stock appreciation rights under a separate plan. The stock appreciation rights have been designed to mirror the economic rewards of our stock options in all material respects. All of those stock appreciation rights are settled in cash.
All of our employees are eligible to receive equity-based grants. When making grants, including to named executive officers, we consider an employee's contribution to the company, including the employee's responsibility for revenues and profits, responsibility for managing others, possession of special skills, and length of service. We regularly assess the effectiveness of further expanding the number of persons receiving equity-based grants. Any expansion will be based on a determination that further employee ownership will result in a deepened employee commitment and likely improvement to overall shareholder value.
During 2020, our compensation committee granted stock options to our employees under our stock option plan for a total of 877,299 shares of our common stock with a strike price of $38.00 per share. Of these grants, options to purchase an aggregate of 147,366 shares were awarded to our named executive officers. Stock option grants were made in 2020 to all of our named executive officers.
Our stock option grants have been made at levels designed to provide recipients with an attractive capital accumulation opportunity should earnings and shareholder values grow at acceptable rates and to facilitate retention of critical employees. Of the 26,327,677 total shares subject to stock options granted by the company under our stock option plan since April 2007, options covering an aggregate of 3,781,949 shares are either held by, or have been exercised by, our current executive officers. The stock options granted to executive officers vest and become exercisable over a period of five or eight years from the date of grant, with such staggered vesting designed to ensure continuity of leadership.
At its last meeting in 2020, the compensation committee granted to our employees, effective January 4, 2021, options to purchase a total of 714,867 shares of our common stock at a strike price of $48.00 per share. Of those grants, options to purchase an aggregate of 116,666 shares were awarded to our named executive officers. Since 2018, the committee has expanded the grant typically made to our regional and district leaders. This grant was expanded to those leaders if their business met a minimum size and enjoyed double digit sales and pre-tax earnings growth in the twelve-month period prior to the grant. The change, made at the request of our Chief Executive Officer, was intended to emphasize the importance of strong growth in a Think Big! business.

In 2017, we established stock ownership guidelines for our non-employee directors and executive officers, which require each to hold minimum levels of investment in the company. The stock ownership guidelines are further described below.
Other Compensation
We make annual profit-based matching contributions to our executive officers' 401(k) plan accounts. We allocate the annual profit-based matching contributions made to all employees participating in our 401(k) plan, including our executive officers, based on the same formula. Our executive officers are also entitled to participate in the same health and welfare plans as those made available to our employees generally. Our executive officers do not receive any other perquisites or other personal benefits or property from us.
Market Competitiveness Review
In making executive compensation decisions, both with respect to total compensation and individual elements of compensation, our compensation committee annually reviews executive compensation data for a peer group of companies in order to stay informed of practices and executive pay levels in the marketplace. However, it does not establish specific compensation parameters based on such data, nor does it set the levels of compensation for our executive officers, or individual elements of that compensation, by applying any specific mathematical calculation to peer group compensation data.
2020 Compensation Review
2020 Peer Group. As part of the decision-making process with respect to 2020 executive compensation, our compensation committee reviewed the executive compensation data of a peer group consisting of the following ten companies (the 2020 peer group):

Anixter International Inc.	IDEX Corporation
Applied Industrial Technologies, Inc.	MSC Industrial Direct Co., Inc.
Donaldson Company, Inc.	Tractor Supply Company
Genuine Parts Company	WESCO International, Inc.
HD Supply Holdings, Inc.	W.W. Grainger, Inc.
The companies included in our 2020 peer group are similar to our business in terms of the end markets they serve and/or their operating characteristics (e.g., using similar methods of sourcing, distributing, and selling) and they are reasonably expected to be competing for a similar pool of potential employees. The median revenue of the 2020 peer group was greater than Fastenal's and the median market capitalization of the 2020 peer group as of December 31, 2019 was less than Fastenal's.
Benchmarking for 2020. In comparing Fastenal's executive compensation levels to those of its 2020 peer group, the compensation committee looked at base salary, cash incentives, other compensation (which includes stock options, other types of equity compensation, pensions, and perquisites), and total compensation. In December 2019, when the committee made decisions with respect to 2020 executive compensation, the most recent year for which executive compensation data for the 2020 peer group was available was 2018. Based on the latest available data, the compensation committee determined that (i) the base salary of Fastenal's named executive officers for 2020 was lower than the median base salary of the named executive officers of the 2020 peer group, (ii) the cash incentive pay of Fastenal's named executive officers for 2020 was higher than the median cash incentive pay of the named executive officers of the 2020 peer group, and (iii) the total compensation of Fastenal's named executive officers for 2020 was lower than the median total compensation of the named executive officers of the 2020 peer group.
The total compensation of Fastenal’s named executive officers for 2020 was lower than the median total compensation of the 2020 peer group due to the lower base salary and lower grant date fair value of the equity compensation awarded to Fastenal's executives, only partly offset by higher cash incentive pay. In making compensation decisions for the named executive officers, the compensation committee does not focus on the grant date fair value of equity awards. Rather the committee makes its own internal judgments regarding the value of those awards and has concluded that the opportunity at the company for the creation of long-term stock value, driven by achieving consistent outstanding growth over an extended period of time, is significant. The company has historically achieved outstanding growth and the expectation of the committee in granting option awards is that, with superior efforts from our executives and other employees, outstanding growth can continue in the future. Accordingly, the committee believes the aggregate annual compensation paid to our named executive officers can reasonably be expected to result in significant wealth creation.

2021 Compensation Review
2021 Peer Group. As part of the decision-making process with respect to 2021 executive compensation, our compensation committee reviewed executive compensation data of an updated peer group consisting of the following ten companies (the 2021 peer group):

Applied Industrial Technologies, Inc.	MSC Industrial Direct Co., Inc.
Donaldson Company, Inc.	O'Reilly Automotive, Inc.
Genuine Parts Company	Tractor Supply Company
HD Supply Holdings, Inc.	WESCO International, Inc.
IDEX Corporation	W.W. Grainger, Inc.
For purposes of the 2021 peer group, the compensation committee removed Anixter International Inc., which was acquired by WESCO International, Inc. in 2020, and replaced it with O'Reilly Automotive, Inc. We believe the addition of O’Reilly Automotive, Inc. to the 2021 peer group adds a retailer of products that are sold to customers similar to ours with a comparable business cycle, public profile, and geographic proximity.
Benchmarking for 2021. In December 2020, when the compensation committee made decisions with respect to 2021 executive compensation, the most recent year for which executive compensation data for the 2021 peer group was available was 2019. Based on the committee's review of all factors, including the latest available 2021 peer group compensation data, the committee believes the aggregate annual compensation to be paid to our named executive officers for 2021 can reasonably be expected to result in significant overall wealth creation, and the committee believes our 2021 compensation programs for our named executive officers will be fair, competitive, and sufficient to motivate them to achieve personal success and success for the company and its shareholders.
Executive Incentive Recoupment
In 2016, the compensation committee memorialized its long-standing policy providing that if the company's reported financial results for any period are determined to be incorrect due to material non-compliance with financial reporting requirements and the reported financial results benefited or were detrimental to executive officers participating in cash incentive programs, the compensation committee will, in the case of an underpayment of bonuses, pay those officers the incremental amount due for such period and, in the case of an overpayment of bonuses, reduce cash incentives for those officers in future periods to the extent necessary to enable the company to effectively recover amounts previously paid in error. If bonuses erroneously paid cannot be effectively recovered by the reduction of future bonuses, then the compensation committee may, at its discretion, reduce other elements of future executive compensation.
Section 10D of the Exchange Act directs the SEC to issue rules to require national securities exchanges and national securities associations to list only those companies that implement a policy providing that if the company is required to restate its financial statements due to material non-compliance with financial reporting requirements, the company must recover from current and former executive officers incentive compensation received by them during the three year period preceding the restatement that would not have been paid under the restated financial statements. Once the final rules of the SEC and Nasdaq regarding executive compensation recovery are adopted, we will modify our policy to the extent necessary to fully comply with those rules.
Stock Ownership Guidelines
In December 2017, to align the financial interests of our executive officers and directors with our shareholders' interests, the compensation committee recommended, and our board of directors adopted, stock ownership guidelines to be effective as of January 1, 2018. The guidelines require non-employee directors and each officer subject to Section 16 reporting requirements ('Section 16 officers') to achieve an equity ownership level equal to a value set forth in the following schedule:

Leadership Position	Value of Shares at 5 years	Value of Shares at 10 years
Non-employee Director	1.0x annual board retainer (excluding any board committee retainer)	2.0x annual board retainer (excluding any board committee retainer)
CEO	1.0x annual base compensation	2.0x annual base compensation
President (if not also CEO)	1.0x annual base compensation	2.0x annual base compensation
All Senior Section 16* officers	1.0x annual base compensation	1.5x annual base compensation
All other Section 16 officers	1.0x annual base compensation	1.0x annual base compensation
*Defined as the Chief Financial Officer, a Senior Executive Vice President or Chief Operating Officer (if applicable)

Each non-employee director and Section 16 officer is expected to achieve the equity ownership levels set forth above within five and ten years, measured either from the later of January 1, 2018 or the date such person was originally elected to the board or appointed as an executive officer. The compensation committee is responsible for monitoring the application of the stock ownership guidelines and has the discretion to waive or extend the time for compliance with the policy, or to withhold or reduce future awards of equity-based compensation to any person who fails to comply with the retention requirements set forth in the guidelines.
Hedging Policies
As described earlier in this proxy statement, we have put in place policies prohibiting our directors and Section 16 officers from hedging the economic risk of ownership of our stock.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code limits the amount Fastenal may deduct for compensation paid in any year to certain executive officers ('covered employees') to $1,000,000. Section 162(m) exempted qualifying performance-based compensation with respect to taxable years beginning on or before December 31, 2017 and payable pursuant to binding written agreements in effect on November 2, 2017. Since that time, all compensation to covered employees has been subject to the $1,000,000 deduction limit.
Conclusion
Our compensation committee believes the combination of base salaries, individual performance based cash incentive arrangements, stock option awards, and other compensation, are fair and reasonable and that the interests of our executive officers are and will remain closely aligned with the long-term interests of Fastenal and our shareholders.

Summary of Compensation
Set out in the following table is information with respect to the compensation of our named executive officers for services rendered during each of the last three years (principal positions are as of December 31, 2020):
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Daniel L. Florness	2020	717,500	(4)	—		—	483,864	1,335,000		—	2,786	2,539,150
President and	2019	642,500	(4)	—		—	406,146	708,750		—	2,547	1,759,943
Chief Executive Officer	2018	592,500	(4)	—		—	410,317	1,423,750		—	2,844	2,429,411
Holden Lewis	2020	400,008		—		—	107,523	668,800		—	2,786	1,179,117
Executive Vice President and	2019	400,008		—		—	101,534	454,680		—	2,547	958,769
Chief Financial Officer	2018	350,000		28,800	(5)	—	100,300	639,900		—	2,844	1,121,844
Terry M. Owen	2020	500,004		—		—	179,205	945,000		—	2,786	1,626,995
Senior Executive Vice	2019	430,000		—		—	145,534	481,950		—	2,547	1,060,031
President - Sales Operations	2018	430,000		—		—	156,829	911,200		—	2,844	1,500,873
Jeffery M. Watts	2020	343,883	(6)	—		—	125,447	808,423	(6)	—	—	1,277,753
Executive Vice	2019	303,404	(6)	—		—	76,146	409,025	(6)	—	—	788,575
President - International Sales	2018	310,324	(6)	—		—	82,055	1,037,775	(6)	—	—	1,430,154
Reyne K. Wisecup	2020	442,508	(4)	—		—	107,523	633,500		—	—	1,183,531
Senior Executive Vice	2019	442,508	(4)	—		—	101,534	368,550		—	—	912,592
President - Human Resources	2018	442,508	(4)	—		—	109,417	740,350		—	—	1,292,275
(1)This column sets out the grant date fair value of all option grants made during each respective year, without regard to subsequent forfeitures of those grants. We calculated this value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2020 annual report on Form 10-K.
(2)This column sets out cash bonuses earned (rather than paid) in the respective year.
(3)This column sets out our annual profit-based matching contribution under our 401(k) plan.
(4)This amount includes $42,500 paid to Mr. Florness and Ms. Wisecup in each of the years 2020, 2019, and 2018 in their capacity as one of our directors. See 'Corporate Governance and Director Compensation – Compensation of Our Directors' earlier in this document.
(5)The bonus amount represents discretionary cash bonuses awarded to Mr. Lewis to recognize his efforts to realize tax benefits for Fastenal in an aggregate amount of $11,519,942 in 2018 related to accelerated depreciation for vending equipment, maintenance, and repairs. The bonuses reflected above represent 0.25% of the tax benefit to Fastenal.
(6)Mr. Watts' base salary and cash bonuses in 2020, 2019, and 2018 were paid in Canadian dollars. These amounts were converted into United States dollars using the exchange rate in effect at the time each payment occurred. The exchange rates used (expressed as the amount of United States dollars purchasable with one Canadian dollar) ranged from 0.7034 to 0.7860, and averaged 0.7477 in 2020, ranged from 0.7399 to 0.7702, and averaged 0.7550 in 2019, and ranged from 0.7421 to 0.8142, and averaged 0.7711 in 2018.

Grant of Plan-Based Awards
Set out in the following table is information with respect to awards, if any, for 2020 to our named executive officers under our cash incentive and stock option plan.
GRANT OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (2)	Threshold (#)	Target (#)	Maximum (#)
Daniel L. Florness	1/2/2020	—	850,500	—	—	—	—	—	71,052	38.00	483,864
Holden Lewis	1/2/2020	—	454,680	—	—	—	—	—	15,789	38.00	107,523
Terry M. Owen	1/2/2020	—	567,000	—	—	—	—	—	26,315	38.00	179,205
Jeffery M. Watts	1/2/2020	—	408,790	—	—	—	—	—	18,421	38.00	125,447
Reyne K. Wisecup	1/2/2020	—	368,550	—	—	—	—	—	15,789	38.00	107,523
(1)The awards under the cash bonus arrangements for each of the named executive officers were payable at the end of each fiscal quarter based on financial results for that fiscal quarter, and none of those awards could result in future payouts. The cash bonus formulas for each of the named executive officers are described above in 'Compensation Discussion and Analysis – Quarterly Incentives – 2020 Incentive Program'. The actual amounts earned during 2020 under these cash bonus arrangements by the named executive officers are reported in the 'Summary Compensation Table' column captioned 'Non-Equity Incentive Plan Compensation'.
(2)There were no thresholds or maximum payouts under the 2020 cash bonus arrangements.
(3)The target payouts were calculated by applying the payout percentages for the named executive officers in effect at the end of each quarter of 2020 to the amount by which pre-tax or net earnings in the same quarter of 2019 exceed 100% of pre-tax or net earnings in the same quarter of 2018.
(4)This column sets out the number of shares subject to options granted during 2020. The options will vest and become exercisable over a period of five years, with 40% of such options vesting and becoming exercisable two years following the grant date and the remainder vesting and becoming exercisable in proportional increments (20%, 20%, and 20%) each year thereafter. The options will terminate, to the extent not previously exercised, approximately ten years after the grant date.
(5)This column sets out the grant date fair value of all options granted during 2020. We calculated this value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2020 annual report on Form 10-K.

Outstanding Equity-Based Awards
Set out in the following table is information with respect to each named executive officer's outstanding equity awards as of the end of 2020. The equity awards consist solely of options granted under our existing stock option plan.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date (1)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Daniel L. Florness	38,094	—	—	21.00	4/21/2015	5/31/2024	(2)	—	—	—	—
	234,782	26,086	—	23.00	4/19/2016	5/31/2025	(2)	—	—	—	—
	57,448	38,296	—	23.50	1/3/2017	12/31/2026	(2)	—	—	—	—
	32,726	49,092	—	27.50	1/2/2018	12/31/2027	(2)	—	—	—	—
	—	92,306	—	26.00	1/2/2019	12/31/2028	(2)	—	—	—	—
	—	71,052	—	38.00	1/2/2020	12/31/2029	(2)	—	—	—	—
Holden Lewis	30,640	20,424	—	23.50	1/3/2017	12/31/2026	(2)	—	—	—	—
	8,000	12,000	—	27.50	1/2/2018	12/31/2027	(2)	—	—	—	—
	—	23,076	—	26.00	1/2/2019	12/31/2028	(2)	—	—	—	—
	—	15,789	—	38.00	1/2/2020	12/31/2029	(2)	—	—	—	—
Terry M. Owen	11,250	3,750	—	28.00	4/22/2014	5/31/2023	(3)	—	—	—	—
	83,332	—	—	21.00	4/21/2015	5/31/2024	(2)	—	—	—	—
	58,694	6,522	—	23.00	4/19/2016	5/31/2025	(2)	—	—	—	—
	21,960	14,636	—	23.50	1/3/2017	12/31/2026	(2)	—	—	—	—
	12,508	18,764	—	27.50	1/2/2018	12/31/2027	(2)	—	—	—	—
	—	33,076	—	26.00	1/2/2019	12/31/2028	(2)	—	—	—	—
	—	26,315	—	38.00	1/2/2020	12/31/2029	(2)	—	—	—	—
Jeffery M. Watts	1,220	2,232	—	21.00	4/21/2015	5/31/2024	(3)	—	—	—	—
	4,890	544	—	23.00	4/19/2016	5/31/2025	(2)	—	—	—	—
	33,182	29,786	—	23.50	1/3/2017	12/31/2026	(2)	—	—	—	—
	6,544	9,818	—	27.50	1/2/2018	12/31/2027	(2)	—	—	—	—
	—	17,306	—	26.00	1/2/2019	12/31/2028	(2)	—	—	—	—
	—	18,421	—	38.00	1/2/2020	12/31/2029	(2)	—	—	—	—
Reyne K. Wisecup	21,428	—	—	21.00	4/21/2015	5/31/2024	(2)	—	—	—	—
	17,608	1,956	—	23.00	4/19/2016	5/31/2025	(2)	—	—	—	—
	20,426	13,616	—	23.50	1/3/2017	12/31/2026	(2)	—	—	—	—
	8,726	13,092	—	27.50	1/2/2018	12/31/2027	(2)	—	—	—	—
	—	23,076	—	26.00	1/2/2019	12/31/2028	(2)	—	—	—	—
	—	15,789	—	38.00	1/2/2020	12/31/2029	(2)	—	—	—	—
(1)For the options that vest over a period of five years, such options will become 40% vested and exercisable two years following the grant date and the remainder will vest and become exercisable in proportional increments (20%, 20% and 20%) each year thereafter. For the options that vest over a period of eight years, such options will become 50% vested and exercisable four years following the grant date and the remainder will vest and becoming exercisable in proportional increments (12.50%, 12.50%, 12.50% and 12.50%) each year thereafter.
(2)This option will vest and become exercisable over a period of five years.
(3)This option will vest and become exercisable over a period of eight years.

Option Exercises
Set out in the following table is information regarding options to purchase Fastenal stock, if any, that have been exercised by our named executive officers during 2020.
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel L. Florness	20,000	229,209	—	—
Holden Lewis	—	—	—	—
Terry M. Owen	1,250	28,163	—	—
Jeffery M. Watts	5,000	121,002	—	—
Reyne K. Wisecup	—	—	—	—
Pension Benefits
SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding any plans that provide for retirement payments or benefits other than defined contribution plans. We have never had any such benefit plan and do not anticipate creating any such plan in the future. As a result, we have omitted this table.
Non-Qualified Deferred Compensation
SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding defined contribution or other plans that provide for deferral of compensation on a basis that is not tax-qualified. We have never had any such benefit plan and do not anticipate creating such a plan in the future. As a result, we have omitted this table.

Potential Payments upon Termination or Change-in-Control
SEC regulations state that we must disclose information in this proxy statement regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of Fastenal. We are not parties to any such agreement, plan or arrangement other than our stock option plan, which provides that, if Fastenal is not the surviving or acquiring corporation in the event of a merger or similar transaction, then the vesting and exercisability of outstanding stock options will be accelerated only if the surviving or acquiring corporation does not assume or replace the outstanding options. The vesting and exercisability of outstanding options will also be accelerated in the event of the dissolution or liquidation of Fastenal. If any such transaction or event had occurred on December 31, 2020 and the price per share of our common stock payable in connection with such transaction or event equaled the closing sales price of a share of our common stock on the Nasdaq Stock Market on such date (which was $48.83 per share), and if the vesting and exercisability of all options had been accelerated in connection with such transaction or event, then each of our named executive officers would have received the following payments in respect of their options (assuming full exercise of the same):

Name	Option Grant Date	Options Outstanding (#)	Option Exercise Price ($)	Payment Value ($)
Daniel L. Florness	4/21/2015	38,094	21.00	1,060,156
	4/19/2016	260,868	23.00	6,738,220
	1/3/2017	95,744	23.50	2,425,196
	1/2/2018	81,818	27.50	1,745,178
	1/2/2019	92,306	26.00	2,107,346
	1/2/2020	71,052	38.00	769,493
Holden Lewis	1/3/2017	51,064	23.50	1,293,451
	1/2/2018	20,000	27.50	426,600
	1/2/2019	23,076	26.00	526,825
	1/2/2020	15,789	38.00	170,995
Terry M. Owen	4/22/2014	15,000	28.00	312,450
	4/21/2015	83,332	21.00	2,319,130
	4/19/2016	65,216	23.00	1,684,529
	1/3/2017	36,596	23.50	926,977
	1/2/2018	31,272	27.50	667,032
	1/2/2019	33,076	26.00	755,125
	1/2/2020	26,315	38.00	284,991
Jeffery M. Watts	4/21/2015	3,452	21.00	96,069
	4/19/2016	5,434	23.00	140,360
	1/3/2017	62,968	23.50	1,594,979
	1/2/2018	16,362	27.50	349,001
	1/2/2019	17,306	26.00	395,096
	1/2/2020	18,421	38.00	199,499
Reyne K. Wisecup	4/21/2015	21,428	21.00	596,341
	4/19/2016	19,564	23.00	505,338
	1/3/2017	34,042	23.50	862,284
	1/2/2018	21,818	27.50	465,378
	1/2/2019	23,076	26.00	526,825
	1/2/2020	15,789	38.00	170,995

CEO Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Daniel L. Florness, our Chief Executive Officer (our 'CEO'):
For 2020, our last completed fiscal year:
•the total compensation amount for the median employee identified in 2020 was $38,939 for 2020; and
•the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this proxy statement, was $2,539,150.
Based on this information for 2020, we reasonably estimate that the ratio of our CEO's annual total compensation to the annual total compensation of our median employee was 65:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
We determined our median employee's total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. The total compensation amount for our median employee for 2020 was determined to be $38,939. This total compensation amount was then compared to the total compensation of our CEO disclosed above in the Summary Compensation Table, of $2,539,150. The elements included in the CEO's total compensation are fully discussed above in the footnotes to the Summary Compensation Table.
The methodology that we used to identify the median of the annual total compensation of all our employees in 2020, and the material assumptions, adjustments, and estimates that we used for the identification of our median employee were as follows:
We determined that, as of October 31, 2020, our employee population consisted of 20,479 individuals (including full-time and part-time employees, other than the CEO, who were employed on October 31, 2020, including employees on leave) working at Fastenal together with our consolidated subsidiaries. Of these individuals, 16,949 were located in the U.S. and U.S. territories, and 3,530 were located in 27 other countries around the world.
The scale of our operations in many of these foreign countries is smaller, and in aggregate we employed less than 5% of our total workforce in 24 of these 27 countries, primarily as sales staff in our international branches or Onsite locations. Given the limited scale of this portion of our international operations, we chose to exclude all 926 of our employees in these countries as follows:

Country	Employees (#)	Country	Employees (#)	Country	Employees (#)	Country	Employees (#)
Austria	16	France	22	Malaysia	105	Spain	12
Belgium	3	Germany	47	Netherlands	45	Sweden	3
Brazil	69	Hungary	13	Panama	20	Switzerland	13
Chile	18	India	123	Poland	41	Taiwan	34
Czech Republic	72	Ireland	9	Romania	24	Thailand	21
Dominican Republic	10	Italy	56	Singapore	27	United Kingdom	123
In total, we excluded 4.52% of our workforce from the identification of the 'median employee', as permitted by SEC rules.
Our employee population, after taking into consideration the permitted adjustments described above, consisted of 19,553 members. In making this determination, we annualized the compensation of all employees included in the sample who were hired in 2020 but did not work for us or our consolidated subsidiaries for the entire twelve month period described below. Our adjusted employee population consisted of 16,949 employees in the U.S. and U.S. territories and 2,604 employees located in Canada, Mexico, and China.
We identified our median employee based on the total cash compensation paid during the twelve month period ended October 31, 2020. For purposes of determining the total compensation actually paid, we included: the amount of base salary (or, in the case of hourly workers, base wages including overtime pay) the employee received during the twelve months ended October 31, 2020, and the amount of any cash incentives paid to the employee in such period (which include sales commissions as well as cash incentives that are generally paid for performance during the prior month or quarter), as reflected in our payroll records. For purposes of identifying the median employee, we applied the same exchange rates we used for financial statement conversion purposes at October 31, 2020, which are U.S. dollars to Canadian dollars 1.33295 CAD; U.S. dollars to Chinese Yuan 6.6912 CNY; and U.S. dollars to Mexican Peso 21.1864 MXN.
* * * * * * * * * *

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table sets forth, as of February 1, 2021 (unless otherwise noted), the ownership of Fastenal common stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding common stock, by each director and nominee for the office of director, by our named executive officers, and by all directors and executive officers as a group. On February 1, 2021 there were 574,323,266 shares of Fastenal common stock issued and outstanding.

Name and, if Required, Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares
Willard D. Oberton	917,677	(2)	*
Michael J. Ancius	34,478	(3)	*
Michael J. Dolan	10,000		*
Stephen L. Eastman	8,000	(4)	*
Daniel L. Florness	664,986	(5)	*
Rita J. Heise	73,651	(6)	*
Hsenghung Sam Hsu	10,881	(7)	*
Daniel L. Johnson	17,069	(8)	*
Nicholas J. Lundquist	561,476	(9)	*
Scott A. Satterlee	64,507	(10)	*
Reyne K. Wisecup	108,590	(11)	*
Holden Lewis	70,664	(12)	*
Terry M. Owen	223,146	(13)	*
Jeffery M. Watts	70,924	(14)	*
The Bank of New York Mellon Corporation
240 Greenwich Street	31,673,441	(15)	5.52%
New York, NY 10286
BlackRock, Inc.
55 East 52nd Street	44,025,034	(16)	7.67%
New York, NY 10055
The Vanguard Group
100 Vanguard Blvd.	68,797,379	(17)	11.98%
Malvern, PA 19355
Directors and executive officers as a group (19 persons)	3,197,213	(18)	*

*	Less than 1%.
(1)Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting power and investment power with respect to such shares.
(2)Includes 903,483 shares held in a revocable trust of Mr. Oberton and his wife, over which Mr. Oberton and his wife share voting and investment power.
(3)Includes 16,920 shares held in a revocable trust of Mr. Ancius and his wife, over which Mr. Ancius and his wife share voting and investment power, and stock options to acquire 8,474 shares of the company's common stock, which are immediately exercisable.
(4)Consists of 8,000 shares held in Mr. Eastman’s revocable trust, over which Mr. Eastman shares voting and investment power with his wife.
(5)Consists of 199,690 shares held jointly by Mr. Florness and his wife, stock options to acquire 435,484 shares of the company's common stock, which are immediately exercisable, approximately 9,812 shares attributable to the account of Mr. Florness in our 401(k) plan, and 20,000 shares held in a trust of Mr. Florness' father-in-law over which Mr. Florness' wife is the trustee. Mr. Florness has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account. Mr. Florness disclaims beneficial ownership of the shares held in the trust of his father-in-law.

(6)Consists of 20,000 shares held in Ms. Heise’s revocable trust, over which Ms. Heise shares voting and investment power with her husband, and stock options to acquire 53,651 shares of the company's common stock, which are immediately exercisable.
(7)Includes stock options to acquire 8,881 shares of the company's common stock, which are immediately exercisable.
(8)Consists of 8,595 shares held in Mr. Johnson’s revocable trust, over which Mr. Johnson and his wife share voting and investment power, and stock options to acquire 8,474 shares of the company's common stock, which are immediately exercisable.
(9)Includes 56,000 shares held by Mr. Lundquist's wife and stock options to acquire 62,132 shares of the company's common stock, which are immediately exercisable.
(10)Consists of 25,000 shares held in Mr. Satterlee's revocable trust, over which Mr. Satterlee has voting and investment power, and stock options to acquire 39,507 shares of the company's common stock, which are immediately exercisable.
(11)Consists of 20,000 shares held jointly by Ms. Wisecup and her husband, and stock options to acquire 88,590 shares of the company's common stock, which are immediately exercisable.
(12)Includes stock options to acquire 62,082 shares of the company's common stock, which are immediately exercisable.
(13)Includes stock options to acquire 214,546 shares of the company's common stock, which are immediately exercisable, and 1,600 shares attributable to the account of Mr. Owen in our 401(k) plan. Mr. Owen has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(14)Consists of stock options to acquire 70,924 shares of the company's common stock, which are immediately exercisable.
(15)According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2020, (i) The Bank of New York Mellon Corporation has sole voting power with respect to 23,183,549 shares, shared voting power with respect to 19,487 shares, sole investment power with respect to 26,393,521 shares, and shared investment power with respect to 4,547,518 shares; (ii) BNY Mellon IHC, LLC has sole voting power with respect to 21,344,323 shares, sole investment power with respect to 24,375,620 shares, and shared investment power with respect to 4,527,551 shares; and (iii) MBC Investments Corporation has sole voting power with respect to 21,344,323 shares, sole investment power with respect to 24,375,620 shares, and shared investment power with respect to 4,527,551 shares.
(16)According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2020, BlackRock, Inc., which is a parent holding company or control person, has sole voting power with respect to 38,327,639 shares and sole investment power with respect to 44,025,034 shares.
(17)According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2020, The Vanguard Group, which is a registered investment advisor, has shared voting power with respect to 987,996 shares, sole investment power with respect to 66,244,639 shares, and shared investment power with respect to 2,552,740 shares.
(18)Includes the shares in footnotes (2) through (14), including aggregate stock options to acquire 1,318,894 shares of the company's common stock that are immediately exercisable and 60,538 shares attributable to the 401(k) accounts of certain directors and executive officers.

ADDITIONAL MATTERS
If you are a registered shareholder, our 2020 annual report, including financial statements, is being mailed to you with this proxy statement. If you are a shareholder who holds shares in street name, you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will contain instructions as to how you can access our 2020 annual report over the internet. It will also tell you how to request a paper or e-mail copy of our 2020 annual report.
As of the date of this proxy statement, we know of no matters that will be presented for determination at the 2021 annual shareholders meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the proxies solicited by our board of directors will be voted by the proxies named therein in accordance with their best judgment.
We will pay the cost of soliciting our board of directors' form of proxy, which may include the reimbursement of brokers for forwarding solicitation materials to shareholders holding stock in street name. In addition to solicitation by the use of mail and the internet, our directors, officers, and employees may solicit proxies by telephone, personal contact, or special correspondence without additional compensation to them.
Our transfer agent is Equiniti Trust Company. All communications concerning registered shareholder accounts, including address changes, name changes, common stock transfer requirements, and similar issues, can be handled by contacting our transfer agent at 1-800-468-9716, or in writing at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120.
If you wish to obtain a copy of our annual report on Form 10-K filed with the SEC for 2020, you may do so without charge by writing to Investor Relations, at our offices at 2001 Theurer Boulevard, Winona, Minnesota 55987-0978.

HOUSEHOLDING
We have adopted a procedure approved by the SEC called 'householding,' by which certain shareholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each shareholder participating in householding continues to receive a separate proxy card. Householding helps to eliminate duplicative mailings and reduces our mailing and printing expenses.
If your household would like to receive one rather than multiple mailings in the future, please write to Fastenal Company, c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 1-866-540-7095. If a broker or other nominee holds your shares, you may continue to receive multiple mailings. Please contact your broker or other nominee directly to discontinue multiple mailings from them.
If you currently participate in householding and would prefer to receive separate copies of our 2020 annual report or this proxy statement, please contact us in the manner described above and we will deliver the requested document free of charge and promptly upon receipt of your request.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS AND NOMINATIONS
FOR THE 2022 ANNUAL MEETING
Shareholder Proposals
Any shareholder proposal intended to be presented at the 2022 annual meeting and desired to be included in our proxy statement for that annual meeting must be received by us at our principal executive office no later than November 15, 2021. Any such proposal must follow the procedures provided in Rule 14a-8 under the Exchange Act.
Any other shareholder proposals intended to be presented at our 2022 annual meeting must be received by our General Counsel no later than January 24, 2022. Any such proposal must comply with the provisions contained in our bylaws.
Nomination of Director Candidates
Any shareholder who plans to nominate a person as a director at a shareholder meeting must comply with the provisions contained in our bylaws. Any such nomination must be received by our General Counsel no later than January 24, 2022.
In addition, our bylaws provide that under certain circumstances, a shareholder or group of shareholders may include director candidates that they have nominated in our proxy statement for an annual meeting of shareholders. These proxy access provisions of our bylaws provide, among other things, that a shareholder or group of up to 20 shareholders seeking to include their director candidates in our proxy statement must own 3% or more of our common stock continuously for at least the previous three years. The number of shareholder-nominated candidates appearing in any proxy statement cannot exceed 20% of the number of directors then serving on the board, but may be at least two directors, subject to the other terms of the bylaws. The nominating shareholder(s) and nominee(s) must also satisfy other provisions contained in our bylaws. Requests to include shareholder-nominated candidates in our proxy materials for the 2022 annual meeting must be received by our General Counsel no later than November 15, 2021 and no earlier than October 16, 2021.

By Order of the Board of Directors,

John J. Milek
Vice President General Counsel
February 26, 2021

FASTENAL COMPANY
2001 THEURER BOULEVARD
WINONA, MN 55987
ATTN: ELLEN STOLTS

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 12:00 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FAST2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 12:00 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Fastenal Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D31577-P49517

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FASTENAL COMPANY

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Scott A. Satterlee	☐	☐	☐
1b. Michael J. Ancius	☐	☐	☐
1c. Stephen L. Eastman	☐	☐	☐
1d. Daniel L. Florness	☐	☐	☐
1e. Rita J. Heise	☐	☐	☐
1f. Hsenghung Sam Hsu	☐	☐	☐
1g. Daniel L. Johnson	☐	☐	☐
1h. Nicholas J. Lundquist	☐	☐	☐
1i. Reyne K. Wisecup	☐	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the 2021 fiscal year.	☐	☐	☐
3. Approval, by non-binding vote, of executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D31578-P49517

FASTENAL COMPANY
Annual Meeting of Shareholders
April 24, 2021 10:00 am Central Time
Virtual Meeting Format Live Webcast at:
www.virtualshareholdermeeting.com/FAST2021
This proxy is solicited by the Board of Directors

By signing this proxy, you revoke all prior proxies and appoint Daniel L. Florness, Reyne K. Wisecup, and John J. Milek, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side, at the Annual Meeting of the Shareholders to be held on April 24, 2021, and at any adjournment thereof, all shares of Common Stock of Fastenal Company registered in your name at the close of business on February 24, 2021.

This proxy, when properly executed, will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Proposals 1, 2, and 3. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Continued and to be signed on reverse side